Exhibit 99.5

Province of British Columbia
Public Accounts 2005/06

Notice of Change

Consolidated Summary Financial Statements
Note 25(d)

The 2005/06 fiscal year was the first year that the government of British Columbia disclosed contractual obligations in its financial statements. This was done in compliance with new recommendations from the Public Sector Accounting Board (PSAB) that became effective for the 2005/06 fiscal year.

Subsequent to the release of the 2005/06 Public Accounts on July 17, 2006, a review of the contractual obligations revealed errors in the disclosed amounts. The errors have been discussed with the Office of the Auditor General (OAG) and they have agreed with the correction presented below. The errors resulted from the consolidation of information gathered from various Crown corporations. The information presented by the Crown corporations on their financial statements remains unchanged.

The errors affect the contractual obligations for the natural resources and economic development and general government sectors. This error does not affect financial statement amounts or any other number in the Public Accounts. The changes are highlighted in the table below:

	In millions
	2006/07	2007/08	2008/09	2009/10	2010/11	2012 and beyond	Total
	$	$	$	$	$	$	$
Health	417	186	164	139	134	420	1,460
Education	354	88	38	12	3	7	502
Social Services	78	62	54	63	20	180	457
Natural resources and economic development	3,427	1,440	1,057	999	939	1,142	9,004
Adjusted by	(1,347)	(151)	(41)	(25)	(5)	8,138	6,569
Transportation	637	797	693	606	2,089	8,223	13,045
Other	62						62
Protection of persons and property	251	257	257	257	257	257	1,536
General government	290	305	296	276	150	203	1,520
Adjusted by	(57)	(78)	(81)	(87)	39	122	(142)
Contractual obligations as restated	4,112	2,906	2,437	2,240	3,626	18,692	34,013

October 2, 2006

Exhibit 99.5

Public Accounts

For the Fiscal Year Ended
March 31, 2006

2005/2006

Ministry of Finance
Office of the Comptroller General

National Library of Canada Cataloguing in Publication Data

British Columbia. Office of the Comptroller General.

Public accounts for the year ended... – 2000/2001–

Annual.

Report year ends Mar. 31.

Continues: British Columbia. Ministry of Finance.

Public accounts. ISSN 1187-8657.

ISSN 1499–1659 = Public accounts–British Columbia.

Office of the Comptroller General

1. British Columbia–Appropriations and expenditures–Periodicals.

2. Revenue–British Columbia–Periodicals.

3. Finance, Public–British Columbia–Periodicals. 1. British Columbia. Ministry of Finance. 2. Title.

HJ13.B74     352.4’09711’05     C2001–960204–9

July 17, 2006

Victoria, British Columbia

Lieutenant Governor of the Province of British Columbia

MAY IT PLEASE YOUR HONOUR:

The undersigned has the honour to present the Public Accounts of the Government of the Province of British Columbia for the fiscal year ended March 31, 2006.

CAROLE TAYLOR

Minister of Finance

Ministry of Finance

Victoria, British Columbia

Honourable Carole Taylor
Minister of Finance

I have the honour to submit herewith the Public Accounts of the Government of the Province of British Columbia for the fiscal year ended March 31, 2006.

Respectfully submitted,

DAVID FAIRBOTHAM

Acting Comptroller General

British Columbia’s Public Accounts

Staying the Course

The Public Accounts are one of the major accountability documents of the provincial government. They demonstrate accountability to the citizens of British Columbia by providing actual audited financial statements and other information in a consistent, timely and understandable format. They allow the reader to see how government’s operating results compare to its fiscal plan as well as report on the financial state of the province in terms of its assets, liabilities and net debt.

The main focus of the Public Accounts is the Summary Financial Statements that represent the consolidated financial results, and financial position, for all those organizations that make up the government reporting entity. These statements provide an aggregate overview of how the province and its various organizations performed against the financial plan. Consistent with its legislative requirement to follow generally accepted accounting principles (GAAP), the province includes the financial balances and results of operations of school districts, universities, colleges, institutes and health organizations (the SUCH sector). Supplementary information is also provided through the Consolidated Revenue Fund Extracts (available on the Internet) that compares actual to planned spending on an appropriation basis, which represents another significant accountability of ministries back to the Legislative Assembly.

The province continues to improve the Public Accounts in terms of their usefulness to readers. Following inclusion of the SUCH sector in the province’s financial statements in 2004/05 and again this year, the summary financial statements are for the second year running free of any audit qualifications.

This year the financial highlights section of the report has been expanded to include certain additional measures of government’s financial condition recommended by The Canadian Institute of Chartered Accountants. These financial measures help users understand: government’s ability to sustain its existing activities, the flexibility of government to fund additional activities, and the vulnerability of government to outside sources of funding. Further, the financial statements now incorporate trend information covering the three year period 2003/04 to date.

With regard to future improvements, the Public Sector Accounting Board of The Canadian Institute of Chartered Accountants has now issued guidance on providing segmented financial information in financial statements, effective for year ends commencing on or after April 1, 2007. The guidance is intended to address concerns that the government entity may have become too large and lost some of its meaningfulness in terms of describing government’s major responsibilities—for example, health and education. British Columbia already provides extensive supplementary sectoral information that substantially meets the new requirements. We will ensure any remaining requirements are addressed in next year’s financial statements.

As a result of the province’s full compliance with GAAP, British Columbia continues to lead the country in terms of the organizations it includes in its reporting entity. As stated in previous years we will continue to monitor the practices of other senior governments to determine if universities should be considered part of government in the long term.

This year, there have been no significant changes to the reporting entity. There is a complete listing of organizations in the reporting entity on pages 71 – 73.

Accounting policies are reviewed each year for continued relevance and consistency with GAAP. As GAAP changes, the province must change its policies accordingly. For fiscal 2005/06, there was one accounting policy change: to defer certain expenses of rate regulated entities against future revenues from rate increases, rather than to recognize them in the year. Accounting policy and format changes are made in consultation with the independent Accounting Policy Advisory Committee created under the Budget Transparency and Accountability Act in 2001.

British Columbia continues to be a leader in budgeting and financial reporting based on the comparability of its Estimates and Public Accounts and the focus on “one bottom line”; that is, the Summary Financial Statements of the province. We will continue to change as accounting standards evolve and respond to the changing needs of the legislature and our financial statement readers. British Columbia’s open and transparent financial reporting has played a significant part in the decision by certain major credit rating agencies to increase or maintain the credit rating of the province.

I would like to thank the Select Standing Committee on Public Accounts of the Legislative Assembly, government ministries, Crown corporations, agencies, the SUCH sector and the Office of the Auditor General staff for their cooperation and support in preparing the 2005/06 Public Accounts. I would also like to acknowledge the dedication of staff of the Office of the Comptroller General—specifically, the Financial Reporting and Advisory Services Branch, who prepared the Public Accounts and supporting documents. The efforts of all participants were critical in maintaining an early completion date comparable with the best practitioners in Canada.

Comments or questions regarding the Public Accounts documents are encouraged and much appreciated. Please direct your comments or questions to me by mail at PO Box 9413 STN PROV GOVT, Victoria BC V8W 9V1; e–mail at: David.Fairbotham@gov.bc.ca; or, by telephone at 250 387–6692, fax at 250 356–2001.

DAVID FAIRBOTHAM

Acting Comptroller General

PROVINCE OF BRITISH COLUMBIA
PUBLIC ACCOUNTS 2005/06

Contents

Overview (Unaudited)

Public Accounts Content	9
Legislative Compliance and Accounting Policy Report	10
Financial Statement Discussion and Analysis Report	11
Financial Highlights	11
Economic Highlights	14
Financial Performance	15
Risks and Uncertainties	28

Summary Financial Statements

Statement of Responsibility for the Summary Financial Statements of the Government of the Province of British Columbia	31
Report of the Auditor General of British Columbia	33
Consolidated Statement of Financial Position	35
Consolidated Statement of Operations	36
Consolidated Statement of Change in Net Liabilities	37
Consolidated Statement of Cash Flow	38
Notes to Consolidated Summary Financial Statements	40
Reporting Entity	71
Consolidated Statement of Financial Position by Sector	74
Consolidated Statement of Operations by Sector	76
Statement of Financial Position for Self-supported Crown Corporations and Agencies	78
Summary of Results of Operations and Statement of Equity for Self-supported Crown Corporations and Agencies	79
Consolidated Statement of Tangible Capital Assets	80
Consolidated Statement of Guaranteed Debt	81

Supplementary Information (Unaudited)

Adjusted Net Income of Crown Corporations, Agencies and the SUCH Sector	85
SUCH Statement of Financial Position	88
SUCH Statement of Operations	90
Consolidated Staff Utilization	91

Consolidated Revenue Fund Extracts (Unaudited)

Statement of Operations	95
Schedule of Net Revenue by Source	96
Schedule of Comparison of Estimated Expenses to Actual Expenses	98
Schedule of Financing Transaction Disbursements	100
Schedule of Write-offs, Extinguishments and Remissions	101

Provincial Debt Summary

Overview of Provincial Debt (Unaudited)	105
Provincial Debt (Unaudited)	106
Change in Provincial Debt (Unaudited)	107
Reconciliation of Summary Financial Statements Surplus (Deficit) to Change in Taxpayer–supported Debt and Total Debt (Unaudited)	108
Reconciliation of Total Debt to the Summary Financial Statements Debt (Unaudited)	108
Change in Provincial Debt, Comparison to Budget (Unaudited)	109
Interprovincial Comparison of Taxpayer–supported Debt as a Percentage of Gross Domestic Product (Unaudited)	110
Interprovincial Comparison of Taxpayer–supported Debt per Capita (Unaudited)	111
Report of the Auditor General of British Columbia on the Summary of Provincial Debt, Key Indicators of Provincial Debt, and Summary of Performance Measures	113
Summary of Provincial Debt	115
Key Indicators of Provincial Debt	116
Summary of Performance Measures	117

Definitions (Unaudited)	118

Acronyms (Unaudited)	120

 Public Accounts Content

Financial Statement Discussion and Analysis (Financial Highlights (Unaudited))—this section provides a written commentary on the Summary Financial Statements plus additional information on the financial performance of the provincial government.

Summary Financial Statements—these audited statements have been prepared to disclose the financial impact of the government’s activities. They aggregate the Consolidated Revenue Fund (CRF), the taxpayer–supported Crown corporations and agencies (government organizations), the self–supported Crown corporations and agencies (government enterprises) and the school districts, universities, colleges, institutes and health authorities (SUCH) sector.

Supplementary Information (Unaudited)—this section provides supplementary schedules containing detailed information on the results of those Crown corporations and agencies that are part of the government reporting entity and the impact of the SUCH sector on the province’s financial statements.

Consolidated Revenue Fund Extracts (Unaudited)—the CRF reflects the core operations of the province as represented by the operations of government ministries and legislative offices. Its statements are included in an abridged form. The CRF Extracts include a summary of the CRF operating result, a schedule of net revenue by source, a schedule of expenses, a schedule of financing transactions, and a schedule of write-offs, extinguishments and remissions, as required by statute.

Provincial Debt Summary—this section presents unaudited schedules and unaudited statements that provide further details on provincial debt and reconcile the Summary Financial Statements debt to the province’s total debt. Also included are the audited Summary of Provincial Debt, Key Indicators of Provincial Debt and Summary of Performance Measures.

This publication is available on the Internet at: www.fin.gov.bc.ca

Additional Information Available (Unaudited)

The following information is available only on the Internet at: www.fin.gov.bc.ca

Consolidated Revenue Fund Supplementary Schedules—this section contains schedules that provide details of financial activities of the CRF, including details of expenses by ministerial appropriations, an analysis of statutory appropriations, Special Accounts and Special Fund balances and operating statements, and financing transactions.

Consolidated Revenue Fund Detailed Schedules of Payments—this section contains detailed schedules of salaries, wages, travel expenses, grants and other payments.

Financial Statements of Government Organizations and Enterprises—this section contains links to the audited financial statements of those Crown corporations, agencies and SUCH sector entities that are included in the government reporting entity.

Summaries of Financial Statements of Corporations and Agencies to which the Financial Information Act applies—this section contains summaries of the financial statements of corporations, associations, boards, commissions, societies and public bodies required to report under the Financial Information Act (R.S.B.C. 1996, chap. 140, sec. 2).

Legislative Compliance and Accounting Policy Report

The focus of the province’s financial reporting is the Summary Financial Statements, which consolidate the operating and financial results of the province’s Crown corporations, agencies, and school districts, universities, colleges, institutes and health organizations with the Consolidated Revenue Fund. These are general–purpose statements designed to meet, to the extent possible, the information needs of a variety of users.

The Public Accounts are prepared in accordance with the Financial Administration Act and the Budget Transparency and Accountability Act (BTAA).

The BTAA was amended in 2001 with the passing of Bill 5. Under section 20 of that Bill, the government has mandated that “all accounting policies and practices applicable to documents required to be made public under this Act for the government reporting entity must conform to generally accepted accounting principles.”

For senior governments, GAAP is generally considered to be the recommendations and guidelines of the Public Sector Accounting Board of the Canadian Institute of Chartered Accountants.

An accounting policy advisory committee has been established as an independent body and is assisting the province in applying professional guidance.

Financial Statement Discussion and Analysis Report

1. Financial Highlights

The financial highlights section provides a summary of the key events affecting the financial statements.

The information contained within the Financial Highlights is taken from the Summary Financial Statements on pages 35–81. The budget figures are from pages 3–7 of the Estimates—Fiscal Year Ending March 31, 2006, tabled in September 2005, with the exceptions of reclassifications outlined in Note 32, page 70.

Summary Accounts’ Surplus

	In Millions			Variance
				2005/06	2005/06
	2005/06	2005/06	2004/05	Actual	vs
	Budget	Actual	Actual	to Budget	2004/05
	$	$	$	$	$
Taxpayer–supported Programs and Agencies
Revenue	32,202	33,749	30,805	1,547	2,944
Expense	(32,876)	(32,887)	(30,667)	(11)	(2,220)
Taxpayer–supported net earnings	(674)	862	138	1,536	724
Self-supported Crown corporation net earnings	2,274	2,198	2,558	(76)	(360)
Surplus before forecast allowance	1,600	3,060	2,696	1,460	364
Forecast allowance	(300)			300	0
Surplus for the year	1,300	3,060	2,696	1,760	364

The province ended the year with a significant surplus of $3,060 million, $1,760 million higher than budget, reflecting robust economic performance, strong commodity prices, higher than anticipated federal transfers and sound financial management on the spending side. Compared to the previous year, the 2005/06 surplus was $364 million higher.

Changes in Actual Results from 2004/05 to 2005/06

	In Millions
	Revenue	Expense	Surplus
	$	$	$

2004/05 Surplus	33,363	30,667	2,696

Increased income tax revenue – from the 2004 tax year	339		339
Increased income tax revenue – economic growth	620		620
Other taxation revenue increases	553		553
Increased natural gas royalties	482		482
Increased federal transfers	564		564
Other revenue increases	386		386
Decreased commercial crown income	(360)		(360)
Health spending increases		885	(885)
Education and post–secondary spending increases		431	(431)
Other program spending increase		194	(194)
Negotiating framework incentives		710	(710)
Subtotal of changes in actual results	2,584	2,220	364
2005/06 Surplus	35,947	32,887	3,060

2004/05 Accumulated (Deficit)			(3,184)
2005/06 Accumulated (Deficit)			(124)

Financial Statement Discussion and Analysis Report

Revenue increased 8% or $2,584 million from 2004/05 mainly due to the effects on taxation and natural resource revenues of strong economic growth in 2005 and rising energy, metal and mineral prices. These were partly offset by the impacts of tax reductions totaling an estimated $438 million introduced in the September Update. Federal government contributions also increased $564 million from 2004/05 mainly due to British Columbia’s share of rising health transfers as a result of the First Ministers’ Accord on Health Renewal, partly offset by falling equalization entitlements.

Personal and corporate income tax revenue rose $959 million over the previous year including $339 million of increased prior year adjustments due to improved 2004 tax return results. The remaining $620 million increase reflected the strong growth in personal income in 2005 and British Columbia’s share of an increased national corporate income tax base. The growth in personal and business incomes in 2005 combined with strong demand for residential and commercial property led to an increase of $553 million in other taxation revenues – mainly social service and property transfer taxes. The $482 million increase in natural gas royalties was due to increases in price.

These revenue increases were partially offset by a $360 million reduction in commercial Crown corporation net income. The British Columbia Hydro and Power Authority (BC Hydro) results were down $136 million mainly due to higher operating costs; British Columbia Railway Company was $168 million lower than the previous year due to the gain in 2004/05 from the Canadian National Railway Company transaction; and the Insurance Corporation of British Columbia (ICBC) was down $192 million as a result of higher claims costs. These net income reductions were partially offset by $136 million in additional revenue from the British Columbia Liquor Distribution Branch, British Columbia Lottery Corporation and other commercial Crown corporations.

Expenses increased $2,220 (7%) million from 2004/05 primarily due to the $885 million increase in health spending. The increase in health spending reflects implementation of programs funded by the First Ministers’ Accord on Health Care Renewal and the 10 year federal government health care funding from the September 2004 agreement. The increase also reflects $710 million in negotiating incentive payments, and an additional $431 million in education spending, primarily due to the implementation of government’s post–secondary seat expansion program and additional funding provided to school districts.

Changes from 2005/06 Budget

	In Millions
			Forecast
	Revenue	Expense	Allowance	Surplus
	$	$	$	$

Surplus per Budget September 2005	34,476	32,876	(300)	1,300

Increased income tax revenue – from the 2004 tax year	278			278
Increased income tax revenue – 2005/06	287			287
Increased property transfer tax revenue	193			193
Other taxation revenue increases	226			226
Increased natural gas royalties	167			167
Increase federal transfers and other changes	320			320
Interest savings		(154)		154
Program savings		(545)		545
Negotiating framework incentives		710		(710)
Unused forecast allowance			300	300

Subtotal of changes in actual results compared to budget	1,471	11	300	1,760
Actual Results	35,947	32,887	0	3,060

Revenue was $1,471 (4%) million higher than budget mainly due to the effects of robust economic performance, income growth, and strong commodity prices.

Revenue from personal and corporate income taxes was up $565 million, of which $278 million represented higher prior year adjustments due to better than expected 2004 tax return results. The remaining $287 million improvement reflects, stronger 2005 personal income growth and increased corporate income tax instalment payments in 2005. The remaining increase in taxation revenue is mainly due to the effects on social service and property transfer taxes of increased consumer spending and a strong housing market respectively.

Revenue from natural gas royalties were $167 million higher than budget reflecting higher average prices due to strong North American demand for energy products, partly offset by lower than expected production volumes. Revenue from other sources were up $320 million due to higher transfers from the federal government, increased revenues from investment earnings due to improved cash balances, but were partially offset by lower forests revenue in the coastal forest industry and BC Timber Sales, and a higher Canadian dollar.

Expenses were $11 million higher than budget reflecting the $710 million dollar incentive package provided to bargaining units who negotiated their contracts before their expiry date in 2005/06, partially offset by a $154 million reduction in interest costs and $545 million in other program savings. Further information on the wage settlement incentive payments can be found in Note 31 (page 67).

Net Liabilities and Accumulated Deficit

In accordance with Canadian generally accepted accounting principles, the government’s statement of financial position is presented on a net liabilities basis. Net liabilities represent the difference between a government’s financial assets and its liabilities and is a measure of the future revenue required to pay for past transactions and events.

	In Millions			Variance
				2005/06	2005/06
	2005/06	2005/06	2004/05	Actual	vs
	Budget	Actual	Actual	to Budget	2004/05
	$	$	$	$	$

Financial assets	24,616	25,238	24,825	622	413
Less: liabilities	(51,993)	(50,928)	(51,757)	(1,065)	(829)

Net Liabilities	(27,377)	(25,690)	(26,932)	(1,687)	(1,242)
Less: non-financial assets	25,602	25,566	23,748	(36)	1,818
Accumulated deficit	(1,775)	(124)	(3,184)	(1,651)	(3,060)

The accumulated deficit represents the sum of the current and all prior years’ operating results. At March 31, 2006, the accumulated deficit totaled $124 million, $1,651 million lower than budget due to a higher than forecast surplus. The $3,060 million reduction from the previous year reflects the 2005/06 operating surplus.

The $622 million increase in financial assets over budget primarily reflects an increase in cash and temporary investments. Liabilities were $1,065 million under budget and $829 million less than the prior year, primarily due to a reduction in taxpayer–supported debt reflecting the surplus for the year. The reduction in taxpayer–supported debt was partially offset by an increase in accounts payable, primarily due to the accrual of wage settlement incentive payments. Other changes from budget reflect the forecast allowance that was not required, and changes in deferred revenue and self–supported debt.

Non–financial assets typically represent resources that the government can use in the future to provide services, such as tangible capital assets. Non–financial assets were mostly on budget as capital spending and amortization of assets were consistent with plan. Non–financial assets increased significantly over the prior year due to the government’s increased capital spending for the post-secondary education, health facilities and transportation sectors.

Total Provincial Debt

When reporting to rating agencies, the province adds to its financial statement debt, all debt guarantees and the debt directly incurred by self–supported Crown corporations reduced by sinking fund assets. This balance is referred to as the total provincial debt.

Total provincial debt at March 31, 2006 was $34,356 million, $1,554 million lower than budget and $1,470 million lower than 2004/05. This includes $27,175 million of taxpayer–supported debt, which was $1,099 million lower than budget and $1,482 million lower than 2004/05.

Reflecting the province’s fiscal performance, British Columbia has maintained its strong credit rating. In 2005/06, Standard and Poor’s upgraded the province to AA+(2005: AA) and the ratings from Moody’s Investors Service Inc. and Dominion Bond Rating Services remained unchanged at Aa1 and AA respectively.

2. Economic Highlights

British Columbia’s economy grew by 3.5% in 2005, which is the second strongest growth of all the provinces and above the national average of 2.9%, according to preliminary results from Statistics Canada. The estimated 3.5% growth last year was slightly faster than the 3.4% growth rate forecast in the September Budget Update, and slightly lower than the 3.6% pre–budget forecast of the Economic Forecast Council.

Real Gross Domestic Product in 2005

Economic growth in British Columbia was driven by robust domestic activity in 2005. Business investment grew by 8.5%, with growth in both residential construction (8.6%) and machinery and equipment investment (16.7%). Consumer spending, which accounts for about two–thirds of all economic activity in the province, grew by 4.6% in 2005. British Columbia’s economic growth was accompanied by a marked drop in the annual unemployment rate to 5.9% (the lowest in 30 years) and strong labour income growth of 6.3%. Despite the continued rise of the Canadian dollar against the US dollar in 2005, total exports of goods and services grew by 2.9%. Imports of goods and services from other countries and other provinces grew by 6.0% in 2005.

Unemployment Rate in 2005

3. Financial Performance

The financial performance section includes a more detailed analysis of significant trends relating to the statement of operations, statement of financial position and the provincial debt.

 Revenue Analysis

The following analysis helps users understand the government’s finances in terms of its revenue sources and to evaluate the revenue–producing capacity of the government.

Revenue by Source

	In Millions
	2003/04	2004/05	2005/06
	Actual	Actual	Actual
	$	$	$

Taxation	13,830	14,917	16,429
Contributions from federal government	3,619	5,222	5,786
Natural resources	3,309	3,973	4,567
Fees and licences	3,531	3,621	3,649
Net earnings of self–supported Crown corporations	1,955	2,558	2,198
Miscellaneous	1,968	2,239	2,370
Investment earnings	950	833	948
Total revenue	29,162	33,363	35,947

In 2005/06, tax revenue increased by $1,512 million (10%) over the prior year and $2,599 million (19%) over 2003/04. Personal income tax, social services tax, property tax and corporate income tax all increased over the previous year. The increase in tax revenue is a result of the stronger economic activity and personal and labour income growth, partially offset by tax reduction measures introduced in the 2005/06 budget.

Contributions from the federal government have increased in 2005/06 by $564 million (11%) from 2004/05 mainly reflecting BC’s share of increased funding from the first ministers health accord. Federal contributions rose in 2004/05 by $1,603 million (44%) from 2003/04 reflecting the negative impact of adjustments made in that year.

Natural resources revenues increased in 2005/06 by $594 million from 2004/05. The increase is mostly attributable to an increase in revenue for natural gas royalties offset by lower forestry revenues. Increased revenues also included the effects of higher electricity and metal prices and revenues from the sale of Crown land drilling rights.

Commercial Crown corporation income decreased in 2005/06 by $360 million. The reduction in 2005/06 is primarily due to the comparatively higher results in 2004/05 that included gains resulting from the BC Rail/CN transactions. BC Hydro energy costs, operating costs, and financing charges have increased. ICBC experienced increasingly higher claims costs, and changed its method of recording future claims costs.

Investment earnings have increased by $115 million from 2004/05 due to increased investments held by the school districts, universities, colleges, institutes and health organizations (SUCH) sector partially due to endowments for universities and overall improvement in financial markets.

Revenue by Source

Revenue by source provides an outline of the primary sources of provincial revenue and changes between sources over time. Revenues are broken down into separate components of taxation; contributions from the federal government; natural resources and other sources, which includes contributions from crown corporations, fees and licenses, and investment income.

As indicated, the province has experienced a steady growth in revenues over the last three years. This growth is mainly due to provincial economic growth, resulting in an increase in taxation, and natural resources revenues. Federal contributions have also increased as a proportion of total revenues.

 Per Capita Revenue

Per capita revenue indicates the amount of revenue received per person in the province for the three main categories of revenue.

Total revenue per capita for these three sources has increased from $5,050 to $6,079 per person (20.4%) 2003/04 to 2005/06. Tax revenue and federal government contributions per capita are increasing at a faster rate than the increase in population, reflecting growth in the economy.

Change in Revenue

A trend analysis of revenue provides users with information about significant changes in revenue over time and between sources, enabling users to evaluate past performance and assess potential implications for the future.

Increases in total revenues and taxation have been consistent with the change in gross domestic product (GDP), federal transfer income and natural resources revenue have exceeded GDP in the past two years.

Natural Resources Revenue

Natural resources revenues are among the most volatile revenue sources for the province mainly due to the effects of market fluctuations on natural gas and forestry revenues.

The above shows significant increases in natural resources revenue as a result of the high market demand for energy and minerals. Over the last three years, the make–up of natural resource revenues have changed significantly. Revenues from natural gas have increased proportionally, while revenues from forests have decreased. Other resource revenues, which include petroleum, minerals, energy, and various other revenues, have increased, but remain constant at around 30% of natural resource revenues.

Government–to–Government Transfers to Total Revenue

Government–to–government transfers to total revenue indicates the vulnerability of the province to changes in revenues from the federal government.

The increase in the proportion of government–to–government transfers to total revenue shows a higher dependence on the federal government to fund provincial programs than in 2003/04, mainly due to the increase from the first ministers health accord in 2004/05.

Own–source Revenue to GDP

The ratio of own–source revenue to GDP represents the proportion of income government is taking from the whole provincial economy in the form of taxation, natural resource revenues, user fees and sales (own–source revenue is all revenue except for federal transfers). Own–source revenue to GDP has remained constant at 18% for the last three years. This indicates the government has not needed to increase the proportion received from the economy to fund increases in social spending.

Expense Analysis

The following analysis helps users analyse the impact of the government’s spending on the economy, the government’s allocation and use of resources, and the cost of government programs.

Expense by Function

	In Millions
	2003/04	2004/05	2005/06
	Actual	Actual	Actual
	$	$	$

Health	11,250	11,529	12,822
Education	8,237	8,512	9,053
Social services	2,753	2,598	2,798
Natural resources and economic development	1,504	1,688	1,638
Transportation	1,119	1,308	1,203
Other	1,075	1,027	1,101
Protection of persons and property	1,363	1,206	1,414
Interest	2,438	2,294	2,182
General government	491	505	676
Total operating expense	30,230	30,667	32,887
Restructuring exit expense	123
Total expense	30,353	30,667	32,887

In 2005/06, provincial expense totaled $32,887 million, a $2,220 million (7%) increase over 2004/05 and a $2,534 million (8%) increase over 2003/04. Health spending increased $1,293 million (11%) from 2004/05 with additional expenditures related to surgeries, nurses training, increased staffing levels to provide additional service to a growing and aging population. An increase of $541 (6%) in the education expense reflects the increase in salary and operating costs related to the increase in seat availability in colleges and universities. Social services costs increased $200 million (8%) from 2004/05, but remains consistent with the costs incurred in 2003/04. Increased funding primarily reflects higher income assistance rates for persons with disabilities and funding for childcare.

A detailed breakdown of the impact of the negotiating framework incentive as expensed in each function can be found in Note 31.

Expense by Function

Health, education and social services make up 75% of the province’s total operating expense.

The above shows a small spending increase between 2003/04 and 2004/05, while overall spending in 2005/06 increased significantly over 2003/04 and 2004/05. The main increases in spending related to: the increased wages and operating expense in the health sector, which were paid for partially from the funding received from the federal government; increased education funding reflecting post-secondary seat expansion; increased funding to school districts; and the incentive payment made in 2005/06 in relation to the union contract negotiations.

Expenses Per Capita

Expenses per capita indicate the amount expended per person in the province for the three largest categories of provincial expense: health, education and social services.

For the three largest areas of spending, expenses per capita have increased from $5,353 to $5,799 (8.3%) between 2003/04 and 2005/06. When combined with other expenses, total expense per capita has increased by 6.3% from 2003/04 to 2005/06. Per capita spending for both education and health continue to gradually increase, while spending on social services has remained relatively constant.

Expense To GDP

The ratio of expense to GDP represents the amount of government spending in relation to the overall provincial economy.

Government spending to GDP decreased slightly in 2004/05 and has remained constant in 2005/06. This indicates that the growth in the economy is able to support additional investment in the province’s health, education and social services sectors.

Financial Assets Analysis

Analysis of financial assets provides users with information regarding the amount of resources available to the government that can be converted to cash if required.

	In Millions
	2003/04	2004/05	2005/06
	Actual	Actual	Actual
	$	$	$
Cash, cash equivalents and temporary investments	2,690	3,583	3,901
Accounts receivable	2,838	2,649	2,602
Equity in self–supported Crown corporations and agencies	3,020	3,164	3,422
Sinking fund investments	4,619	4,516	4,059
Loans for purchases of assets recoverable from agencies	7,512	6,901	6,916
Other financial assets	3,501	4,012	4,338
Total financial assets	24,180	24,825	25,238

Financial assets trends continue to increase. In 2004/05, financial assets increased by $893 million in cash and temporary investments due to increased federal funding from agreements in healthcare.

Liabilities Analysis

The analysis of liabilities is to provide users with relevant information to assess the provinces ability to meet obligations.

	In Millions
	2003/04	2004/05	2005/06
	Actual	Actual	Actual
	$	$	$
Taxpayer-supported debt	33,432	32,032	30,278
Self-supported debt	8,555	7,889	7,758
Total financial statement debt	41,987	39,921	38,036
Accounts payable and other liabilities	6,879	6,655	7,218
Deferred revenue	4,003	5,181	5,674
Total liabilities	52,869	51,757	50,928

Information relating to the government’s debt management can be found in more detail in the analysis of the total provincial debt on page 26. Total debt has declined $1,885 million (5%) from 2004/05, $3,951 million (9%) lower than 2003/04. The decline in debt is due to the government’s continuing operating surplus and reduced working capital requirements.

Accounts payable and other liabilities were $563 million (8%) higher than 2004/05, primarily due to amounts accrued for the province’s negotiating framework incentives.

Deferred revenue has been increasing steadily over the last three years. In 2004/05, the accounting treatment for bid revenues from oil and gas tenure agreements changed, increasing deferred revenue by $1,262 million.

Non-financial Assets Analysis

Analysis of non-financial assets provides users with information relevant in assessing the management of a government’s infrastructure and long-term non-financial assets. Management of non-financial assets has a direct impact on the level and quality of services a government is able to provide to its constituents. Non-financial assets typically represent resources that government can use in the future to provide services.

	In Millions
	2003/04	2004/05	2005/06
	Actual	Actual	Actual
	$	$	$
Tangible capital assets	22,270	23,135	24,719
Other assets	539	613	847
Total non-financial assets	22,809	23,748	25,566

At March 31, 2006, non-financial assets totaled $25,566 million which was $1,818 million (8%) higher than 2004/05  and $2,757 million (12%) higher than 2003/04. The increase in non-financial assets from previous year reflects infrastructure spending in health, education and transportation for new buildings and highways.

The majority of the province’s non-financial assets reflects capital expenditures for tangible capital assets. The government has increased its investment in tangible capital assets by $1,584 in 2005/06 and $865 in 2004/05 to be able to provide services well into the future. Total investment in tangible capital assets in 2005/06 was $2,970 million, $2,195 million in 2004/05.

Net Liabilities and Accumulated Deficit Analysis

An analysis of net liabilities and accumulated deficit provides users with information relevant in assessing the government’s overall financial position. Net liabilities represents the amount repayable by the government before financing future operations.

	In Millions
	2003/04	2004/05	2005/06
	Actual	Actual	Actual
	$	$	$
Financial assets	24,180	24,825	25,238
Less: liabilities	(52,869)	(51,757)	(50,928)

Net liabilities	(28,689)	(26,932)	(25,690)
Less: non-financial assets	22,809	23,748	25,566
Accumulated deficit	(5,880)	(3,184)	(124)

Net liabilities have decreased $1,242 million (5%) in 2005/06 due primarily to paying down the debt. The accumulated deficit totalling $124 million is a $3,060 million (96%) reduction from the previous year and $5,756 million (98%) reduction from 2003/04 reflecting the operating surplus for the past two years. Although the province continues to invest in capital infrastructure, successive surpluses have meant these investments did not require additional borrowing.

Accumulated Deficit

The accumulated deficit represents the sum of the current and all prior years’ operating results. As at March 31, 2006 the accumulated deficit totaled $124 million.

The province has reduced the accumulated deficit by $5,756 million over the last three years as a result of the growing economy and exercising sound fiscal management. The accumulated deficit is now almost eliminated.

Net Liabilities to GDP

The net liabilities to GDP ratio provides an indication of the province’s ability to maintain existing programs and meet existing creditor requirements without increasing the debt burden on the economy.

The government’s net liabilities to GDP have declined in both 2004/05 and 2005/06, decreasing the financial burden on the provincial economy and on future taxpayers. The decrease in net liabilities to GDP indicates the province is moving to a greater degree of sustainability.

Change in Net Liabilities

Net liabilities include the surplus (deficit) from operating results less the non-financial assets. Improvement in the net liabilities position provides capacity for increased investment in capital infrastructure.

Net liabilities have declined steadily over the last three years. However, the components of net liabilities have changed significantly. Between fiscal years 2003/04 and 2005/06, a greater proportion of the net liabilities have arisen from government’s investment in infrastructure projects offset by the decline in the province’s accumulated operating deficit.

Net Liabilities per Capita

Net liabilities per capita represents the amount that each citizen would need to pay in order to discharge government’s past borrowing and spending practices.

The net amount required to discharge government’s past borrowing has dropped from $6,905 million to $6,038 million in 2005/06 due to the decrease in debt and 2% increase in population.

Total Provincial Debt Analysis

Analysis of total provincial debt helps users to assess the extent of long-term liabilities and the government’s ability to meet future debt obligations.

	In Millions
	2003/04	2004/05	2005/06
	Actual	Actual	Actual
	$	$	$
Gross debt	41,987	39,921	38,036
Less: sinking funds assets	(4,619)	(4,516)	(4,059)
Third party guarantees and non-guaranteed debt	399	421	379
Total provincial debt	37,767	35,826	34,356

Total provincial debt is $3,680 million lower than the amounts reported in the province’s financial statements after deducting sinking funds held to pay down the debt and the inclusion of debt guarantees and non-guaranteed debt.

Total provincial debt decreased by $1,470 million in 2005/06 primarily due to operating surplus reducing the requirement to borrow.

Non-Hedged Foreign Currency Debt to Total Provincial Debt

The ratio of non-hedged foreign currency debt to total provincial debt shows the degree of vulnerability of a government’s public debt position to swings in exchange rates.

Since 2003/04, the government has reduced its foreign currency debt, thereby reducing the province’s vulnerability to changes in the exchange rates.

Public Debt Charges to Revenue (the Interest Bite)

The public debt charges to revenue indicator is often referred to as the “interest bite”. This provides users with the percentage of the province’s revenue used to pay interest on debt. If a decreasing portion of the provincial revenue is used to pay interest on provincial debt, more money is left to provide government services.

The interest bite has decreased over the last 3 years. In 2005/06, the province spent 4.3 cents of each revenue dollar on interest on the provincial debt.

Strong and Stable Credit

Reflecting the province’s strong fiscal performance, British Columbia has maintained its stronger credit rating with all three credit rating agencies. In 2005/06, Standard and Poor’s upgraded the province to AA+ (2005: AA) and the ratings from Moody’s Investors Service Inc. and Dominion Bond Rating Services remain unchanged at Aa1 and AA respectively.

Credit Ratings June 2006

Rating Agency(1)

	Moody’s Investors		Dominion Bond
Province	Service Inc.	Standard and Poor’s	Rating Service
British Columbia	Aa1	AA+	AA
Alberta	Aaa	AAA	AAA
Saskatchewan	Aa2	AA–	A(high)
Manitoba	Aa2	AA–	A(high)
Ontario	Aa2	AA	AA
Quebec	Aa3	A+	A(high)
New Brunswick	Aa3	AA–	A(high)
Nova Scotia	A2	A	A(low)
Prince Edward Island	A1	A	A(low)
Newfoundland	A2	A	A(low)
Canada	Aaa	AAA	AAA/AA(high)

(1) The rating agencies assign letter ratings to borrowers. The major categories, in descending order of credit quality, are: AAA/Aaa; AA/Aa; A; BBB/Baa; BB/Ba; and B. The “1”, “2”, “3”, “high”, “low”, “-”, and “+” modifiers show relative standing within the major categories. For example, AA+ exceeds AA.

A more comprehensive overview of provincial debt, including key debt indicators is located on pages 105-117.

4. Risks and Uncertainties

The government’s main exposure to risks and uncertainties in regards to government’s financial position comes from: economic factors such as commodity prices; outcomes from litigation, arbitration and negotiations with third parties; changes in federal transfers; exposure to interest rate fluctuations, foreign exchange rates and credit risk; and changes in generally accepted accounting principles. Risk management in relation to debt is discussed in Note 19 - Risk Management and Derivative Financial Instruments, on page 57 of the Notes to the Consolidated Summary Financial Statements.

Summary Financial Statements

Province of British Columbia

For the Fiscal Year Ended
March 31, 2006

Statement of Responsibility
for the Summary Financial Statements
of the Government of the Province of British Columbia

Responsibility for the integrity and objectivity of the Summary Financial Statements for the Government of the Province of British Columbia rests with the government. The comptroller general prepares these financial statements in accordance with generally accepted accounting principles for senior governments as recommended by the Public Sector Accounting Board of The Canadian Institute of Chartered Accountants. The fiscal year of the government is from April 1 to March 31 of the following year.

To fulfill its accounting and reporting responsibilities, the government maintains financial management and internal control systems. These systems give due consideration to costs, benefits and risks, and are designed to provide reasonable assurance that transactions are properly authorized by the Legislative Assembly, are executed in accordance with prescribed regulations and are properly recorded. This is done to maintain accountability of public money and safeguard the assets and properties of the Province of British Columbia under government administration. The comptroller general of British Columbia maintains the accounts of British Columbia, a centralized record of the government’s financial transactions, and obtains additional information as required from ministries, Crown corporations, Crown agencies, school districts, universities, colleges, institutes and health organizations to meet accounting and reporting requirements.

The auditor general of British Columbia provides an independent opinion on the financial statements prepared by the government. The duties of the auditor general in that respect are contained in section 11 of the Auditor General Act. The audit opinion for the 2005/06 statements was signed by the deputy auditor general.

Annually, the financial statements are tabled in the legislature as part of the Public Accounts, and are referred to the Select Standing Committee on Public Accounts of the Legislative Assembly. The Select Standing Committee on Public Accounts reports to the Legislative Assembly with the results of its examination and any recommendations it may have with respect to the financial statements and accompanying audit opinions.

Approved on behalf of the Government of the Province of British Columbia:

CAROLE TAYLOR
Chair, Treasury Board

Report of the Office of the Auditor General of British Columbia

ON THE

SUMMARY FINANCIAL STATEMENTS
OF THE GOVERNMENT OF THE
PROVINCE OF BRITISH COLUMBIA

To the Legislative Assembly

of the Province of British Columbia

I have audited the summary financial statements of the Government of the Province of British Columbia consisting of the consolidated statement of financial position as at March 31, 2006, and the consolidated statements of operations, change in net liabilities, and cash flow for the year then ended. These financial statements are the responsibility of the Government. My responsibility is to express an opinion on these financial statements based on my audit.

I conducted my audit in accordance with Canadian generally accepted auditing standards. Those standards require that I plan and perform an audit to obtain reasonable assurance whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by the Government, as well as evaluating the overall financial statement presentation.

In my opinion, these consolidated financial statements present fairly, in all material respects, the financial position of the Government of the Province of British Columbia as at March 31, 2006 and the results of its operations, change in net liabilities and its cash flow for the year then ended, in accordance with generally accepted accounting principles as recommended by The Canadian Institute of Chartered Accountants.

Victoria, British Columbia	Errol Price, CA

June 16, 2006	Deputy Auditor General

Summary Financial Statements
Consolidated Statement of Financial Position
as at March 31, 2006

		In Millions
	Note	2006	2005
		$	$
Financial Assets

Cash and cash equivalents		2,889	2,568
Temporary investments		1,012	1,015
Accounts receivable	3	2,602	2,649
Inventories for resale	4	93	78
Due from other governments	5	662	634
Due from self–supported Crown corporations and agencies	6	443	544
Equity in self–supported Crown corporations and agencies	7	3,422	3,164
Loans, advances and mortgages receivable	8	923	770
Other investments	9	2,217	1,986
Sinking fund investments	10	4,059	4,516
Loans for purchase of assets, recoverable from agencies	11	6,916	6,901
		25,238	24,825
Liabilities

Accounts payable and accrued liabilities	12	6,202	5,609
Due to other governments	13	870	891
Due to Crown corporations, agencies and funds	14	144	152
Deferred revenue	15	5,674	5,181
Employee pension plans	16	2	3
Taxpayer–supported debt	17	30,278	32,032
Self–supported debt	18	7,758	7,889
		50,928	51,757
Net assets (liabilities)	20	(25,690)	(26,932)

Non–financial Assets

Tangible capital assets	21	24,719	23,135
Prepaid program costs	22	532	462
Other assets	23	315	151
		25,566	23,748
Accumulated surplus (deficit)	24	(124)	(3,184)

Measurement uncertainty	2
Contingencies and contractual obligations	25
Restricted assets	26
Significant events	31

The accompanying notes and supplementary statements are an integral part of these financial statements.

Prepared in accordance with Canadian generally accepted accounting principles.

DAVID FAIRBOTHAM
Acting Comptroller General

Summary Financial Statements
Consolidated Statement of Operations
for the Fiscal Year Ended March 31, 2006

	In Millions
	2006		2005
	Estimates
	(Note 32)	Actual	Actual
	$	$	$
Revenue

Taxation (Note 27)	15,445	16,429	14,917
Contributions from the federal government	5,623	5,786	5,222
Natural resources	4,406	4,567	3,973
Fees and licences	3,665	3,649	3,621
Net earnings of self–supported Crown corporations and agencies (Note 7)	2,274	2,198	2,558
Miscellaneous	2,245	2,370	2,239
Investment income	818	948	833
	34,476	35,947	33,363
Expense (Note 28)

Health	12,463	12,822	11,529
Education	8,948	9,053	8,512
Social services	2,842	2,798	2,598
Natural resources and economic development	1,649	1,638	1,688
Transportation	1,224	1,203	1,308
Other	1,431	1,101	1,027
Protection of persons and property	1,349	1,414	1,206
Interest	2,336	2,182	2,294
General government	634	676	505
	32,876	32,887	30,667
Surplus (deficit) for the year before forecast allowance	1,600	3,060	2,696
Forecast allowance	(300)
Surplus (deficit) for the year	1,300	3,060	2,696

Accumulated surplus (deficit)—beginning of year as restated (Note 24)		(3,184)	(5,880)
Accumulated surplus (deficit)—end of year		(124)	(3,184)

The accompanying notes and supplementary statements are an integral part of these financial statements.

Summary Financial Statements
Consolidated Statement of Change in Net Liabilities
for the Fiscal Year Ended March 31, 2006

	In Millions
	2006		2005
	Estimates	Actual	Actual
	$	$	$

Surplus (deficit) for the year	1,300	3,060	2,696

Effect of change in tangible capital assets
Acquisition of tangible capital assets	(3,038)	(3,080)	(2,323)
Amortization of tangible capital assets	1,367	1,374	1,324
Disposals and valuation adjustments	25	122	134
	(1,646)	(1,584)	(865)
Effect of change in:
Prepaid program costs	(222)	(70)	(80)
Other assets	(4)	(164)	6
	(226)	(234)	(74)
(Increase) decrease in net liabilities	(572)	1,242	1,757
Net assets (liabilities)—beginning of year	(26,805)	(26,932)	(28,689)
Net assets (liabilities)—end of year	(27,377)	(25,690)	(26,932)

The accompanying notes and supplementary statements are an integral part of these financial statements.

Summary Financial Statements
Consolidated Statement of Cash Flow
for the Fiscal Year Ended March 31, 2006

	In Millions
	2006			2005
	Receipts	Disbursements	Net	Net
	$	$	$	$
Operating Transactions

Surplus (deficit) for the year(2)			3,060	2,696
Non–cash items included in surplus (deficit):
Amortization of tangible capital assets			1,374	1,324
Amortization of public debt deferred revenue and deferred charges			(77)	(20)
Concessionary loan adjustments (decreases)			(1)	(1)
Valuation adjustments			215	222
Net earnings of self–supported Crown corporations and agencies			(2,198)	(2,558)
Temporary investments decreases (increases)			3	(46)
Accounts receivable decreases (increases)			(112)	18
Due from other governments decreases (increases)			(28)	(234)
Due from self–supported Crown corporations and agencies (increases) decreases			101	(380)
Accounts payable increases (decreases)			593	(7)
Due to other governments increases (decreases)			(21)	(246)
Due to Crown corporations, agencies and funds increases (decreases)			(8)	29
Unfunded pension liability payments			(1)
Items applicable to future operations increases			237	1,126
Contributions of self–supported Crown corporations and agencies			1,940	2,263
Cash derived from (used for) operations			5,077	4,186

Capital Transactions

Tangible capital assets (acquisitions)	110	(3,080)	(2,970)	(2,195)
Cash derived from (used for) capital	110	(3,080)	(2,970)	(2,195)

Investment Transactions

Investment in self–supported Crown corporations and agencies				151
Loans, advances and mortgages receivable (issues)	61	(244)	(183)	242
Other investments—net decreases (increases)		(232)	(232)	(196)
Sinking fund investments—net decreases (increases)	702	(245)	457	103
Cash derived from (used for investments)	763	(721)	42	300
Sub–total cash (requirements)			2,149	2,291

	In Millions
	2006			2005
	Receipts	Disbursements	Net	Net
	$	$	$	$
Sub–total cash (requirements) carried forward from previous page			2,149	2,291

Financing Transactions(1)

Public debt (decreases) increases	12,639	(14,415)	(1,776)	(2,037)
Derived from Warehouse Borrowing Program investment	21	(21)
Derived from (used for) purchase of assets, recoverable from agencies	(4,548)	4,496	(52)	593
Cash derived from (used for) financing	8,112	(9,940)	(1,828)	(1,444)
Increase (decrease) in cash and cash equivalents			321	847
Cash and cash equivalents—beginning of year			2,568	1,721
Cash and cash equivalents—end of year			2,889	2,568

Cash and cash equivalents are made up of:
Cash			1,266	1,013
Cash equivalents			1,623	1,555
			2,889	2,568

op

(1) Financing transaction receipts are from debt issues and disbursements are for debt repayments.

(2) Interest received during the year was $950. Interest paid during the year was $2,226. Interest received is made up of interest income from the statement of operations in the amount of $948 less the change in accrued interest receivable in the amount of $(2). Interest paid is made up of interest expense from the statement of operations in the amount of $2,182 less the change in accrued interest payable in the amount of $(44).

The accompanying notes and supplementary statements are an integral part of these financial statements.

Notes to Consolidated Summary Financial Statements
for the Fiscal Year Ended March 31, 2006

1. Significant Accounting Policies

(a) BASIS OF ACCOUNTING

The government’s Summary Financial Statements are prepared in accordance with generally accepted accounting principles (GAAP) for senior governments as required by the Budget Transparency and Accountability Act (BTAA) and as recommended by the independent Public Sector Accounting Board of The Canadian Institute of Chartered Accountants.

(b) REPORTING ENTITY

These financial statements include the accounts of organizations that meet the criteria of control (by the province) as established under GAAP. The reporting entity also includes government partnerships.

A list of organizations included in these consolidated financial statements may be found on pages 71 – 73. Trusts administered by government or government organizations are excluded from the reporting entity.

(c) PRINCIPLES OF CONSOLIDATION

Taxpayer–supported Crown corporations’, agencies’, and the school districts, universities, colleges, institutes and health organizations (SUCH) sector’s financial statements are consolidated with the Consolidated Revenue Fund (CRF) using the full consolidation method. The government’s interests in government partnerships are recorded on a proportional consolidation basis.

Self-supported Crown corporations, agencies, entities and government business partnerships are consolidated with the CRF on the modified equity basis of consolidation.

The definitions of these consolidation methods can be found on page 118.

Adjustments are made for Crown corporations, agencies and entities whose fiscal year ends are different from the government’s fiscal year end of March 31. These Crown corporations, agencies and entities consist of the British Columbia Assessment Authority, the Insurance Corporation of British Columbia, the British Columbia Railway Company, and all school districts.

(d) SPECIFIC ACCOUNTING POLICIES

Revenue

All revenue is recorded on an accrual basis except when the accruals cannot be determined with a reasonable degree of certainty or when their estimation is impracticable. The exception is corporate income tax, which is recorded on a cash basis.

Government transfers are recognized as revenues in the period during which the transfer is authorized and any eligibility criteria are met. Government transfers are deferred if they are restricted for specific programs such as health transfers.

Tax credits/offsets are accrued on the same basis as the associated tax revenues and reduce gross taxation revenue but are not considered valuation allowances.

Expense

The cost of all goods consumed and services received during the year is expensed. Interest expense includes debt servicing costs such as amortization of discounts and premiums, foreign exchange gains and losses, and issue costs.

Pension expense is calculated as the cost of pension benefits earned by employees during the year, interest on the pension benefits liability, net of pension plan assets, and amortization of the government’s share of any experience gains or losses, less contributions made by members. The estimated total cost of government’s share of plan amendments related to past service is expensed in the year the plan is amended.

Government transfers include grants, entitlements and transfers under agreements, as defined in the definitions on page 118. Government transfers are recognized as expenses in the period in which the events giving rise to the transfer occurred, as long as the transfer is authorized, eligibility criteria have been met and a reasonable estimate of the amount can be made. Transfers are deferred if the amount represents prepaid operating expenses.

Assets

Assets are recorded to the extent they represent cash and claims upon outside parties, items held for resale to outside parties, prepaid expenses, deferred charges or tangible capital assets acquired as a result of events and transactions prior to year end.

Financial Assets

Cash and cash equivalents include cash on hand, demand deposits and short–term highly liquid investments that are readily convertible to known amounts of cash and that are subject to an insignificant risk of changes in value. These short–term investments generally have a maturity of three months or less and are held for the purpose of meeting short–term cash commitments rather than for investing.

Temporary investments and Warehouse Program Investments include short–term investments recorded at the lower of cost or market value. The fair values of short–term investments approximate their carrying values because of the short–term maturity of these instruments.

Inventories for resale include property that has been purchased, or for which development costs have been incurred, and that is held for ultimate resale or lease to outside parties. Inventories for resale are recorded at the lower of cost or net realizable value.

Equity in self–supported Crown corporations and agencies represents the province’s investment (including long–term advances) in those self–supported Crown corporations and agencies at cost, adjusted for increases and decreases in the investees’ net assets.

Loans for purchase of assets recoverable from agencies are recorded at maturity value, less unamortized premium or discount, deferred foreign exchange gains or losses and sinking fund balances. Premium/discount is amortized on a constant yield basis.

Loans and advances are recorded at cost less adjustment for any prolonged impairment in value. Mortgages receivable are recorded at the principal amount less valuation allowance, are secured by real estate and are repayable over periods ranging up to 30 years. Concessionary loans and mortgages are recorded at net present value at issue and related present value discounts are expensed. Valuation allowances are made when collectibility is considered doubtful.

Other investments are recorded at the lower of cost of acquisition (which may be adjusted by attributed income) or estimated current value. Valuation adjustments are made when the value of investments is impaired.

Sinking fund investments are cash and marketable securities held specifically for the purpose of repaying outstanding debt at maturity.

Tangible Capital Assets

Tangible capital assets are recorded at historical cost, less accumulated amortization. The recorded cost, less the residual value, is generally amortized over the estimated useful lives of the assets on a straight–line basis except for some transportation equipment which is amortized using the sinking fund method.

All significant tangible capital assets of government organizations and operations have been capitalized. Intangible assets and items inherited by right of the Crown, such as forests, water and mineral resources, are not recognized in these financial statements. Crown land is capitalized at a nominal value of one dollar.

The value of collections (artifacts, specimens and documents) has been excluded from the statement of financial position.

Liabilities

All liabilities are recorded to the extent they represent claims payable to outside parties as a result of events and transactions prior to year end. This includes probable losses on loan guarantees issued by the province, contingent liabilities (when it is likely a liability exists and the amount of the liability can be reasonably determined on an individual or portfolio basis) and unfunded pension liabilities.

Guaranteed debt includes guarantees by the minister of finance, made through specific agreements or legislation, to repay promissory notes, bank loans, line of credit, mortgages and other securities. Loss provisions on guaranteed debt are recorded when it is likely that a loss will occur. The amount of the loss provision represents the best estimate of future payments less recoveries. The loss provision is recorded as a liability and an expense in the year determined and is adjusted as necessary to ensure it equals the expected payout of the guarantee.

Employee Pension Plans (Unfunded Pension Liabilities)

The province accounts for employee pension plans by recognizing a liability and an expense in the reporting period in which the employee has provided service. The amount is calculated using the accrued benefit actuarial cost method. Where plans are in a net asset position and Joint Trusteeship Agreements restrict access to the assets, the province records the value of plan net assets as nil. Changes in net liabilities/assets, which arise as a result of actuarial gains and losses, are amortized on a straight–line basis over the average remaining service period of employees active at the date of the adjustments. Past service costs from plan amendments are recognized in full in the year of the amendment.

Unfunded pension liabilities of the Members of the Legislative Assembly Superannuation Account represent the terminal funding that would be required from the province for the difference between the present value of the obligations for future benefit entitlements and the amount of funds available in the account.

Public Debt

Public debt represents the direct debt obligations of the Province of British Columbia, including borrowings incurred for government operating purposes, the acquisition of capital assets, re–lending to authorized government bodies and borrowings in advance of future requirements under the Warehouse Borrowing Program. Public debt consists of short–term promissory notes, other notes, bonds and debentures, bank loans, capital leases and mortgages payable. These obligations are recorded at principal less unamortized premium or discount and unrealized foreign exchange gains or losses. When it has been determined there are sufficient securities to satisfy scheduled interest and principal payments for a debt instrument, the sinking fund assets are set aside in a defeased trust account.

Public debt is reported under two categories:

(i)          Taxpayer-supported debt—includes direct debt used for government operating and capital purposes, the debt of those Crown corporations, agencies and SUCH sector entities who require an operating or debt servicing subsidy from the provincial government and the debt of an entity that is fully consolidated within these financial statements.

(ii)       Self-supported debt—includes the portion of debt of commercial Crown corporations, agencies and entities that has been borrowed through the government’s fiscal agency loan program. It does not include all debt of commercial Crown corporations and agencies, as these entities are consolidated on the modified equity basis. Commercial Crown corporations and agencies fully fund their operations and debt from revenue generated through the sale of goods and/or services at commercial rates to buyers that are outside the government reporting entity. Self–supported debt includes debt of the Warehouse Borrowing Program.

Debt premium/discount is amortized on a constant yield basis. Unamortized premium/discount on bonds called and refinanced is amortized over the remaining life of the old debt, or the life of the new debt, whichever is shorter.

Foreign Currency Translation

Monetary assets and liabilities denominated in foreign currencies are translated to Canadian dollars at the exchange rate prevailing at year end. Foreign currency transactions are translated at the exchange rate prevailing at the date of the transaction unless hedged by forward contracts that specify the rate of exchange. Adjustments to revenue or expense transactions arising as a result of foreign currency translation are credited or charged to operations at the time the adjustments arise. Unrealized foreign currency gains and losses on long–term, fixed–term monetary assets and liabilities are reported as a component of sinking funds and of public debt and loans for purchase of assets, recoverable from agencies and amortized over the remaining terms of the related items on a straight-line basis. Non–monetary assets and liabilities are translated at historical rates of exchange.

Derivative Financial Instruments

The province is a party to financial instruments with off–balance sheet risk due to fluctuations in foreign currency exchange rates, interest rate fluctuations and counterparty default on financial obligations. The province does not use derivative financial instruments for speculative purposes. Off–balance sheet position data is given in the form of nominal principal amounts outstanding. Amounts earned and expenses incurred under swaps are recognized and offset against the related interest expense. Gains and losses on terminated derivative contracts are deferred and amortized over the lesser of the remaining term of the contract or the term of the related debt.

(e)  CHANGES IN ACCOUNTING TREATMENT

Rate Regulated Accounting

The province has changed its reporting of rate regulated accounting to agree with the new guidance provided by the Canadian Institute of Chartered Accountants Accounting Standards Board. The effects of this new guidance results in an increase in the equity in self–supported crowns and agencies and net earnings of self–supported crowns and agencies of $233 million (2005: $162 million).

2. Measurement Uncertainty

Uncertainty in the determination of the amount at which an item is recognized in the financial statements is known as measurement uncertainty. Uncertainty exists whenever estimates are used because it is reasonably possible there could be a material variance between the recognized amount and another reasonably possible amount.

Measurement uncertainty exists in these financial statements as identified in the table below for items with a variability of over $10 million dollars:

	In Millions
	Actual
	Amount	Measurement Uncertainty
Account	Recorded	Minimum	Maximum	% Range
	$	$	$
Health and social transfer payments	4,220	4,170	4,270	1%
Personal income tax	5,838	5,713	5,963	2%

Variability is based on the potential differences between the estimated economic factors used in calculating the accruals and the eventual actual economic results.

Litigation and arbitration	94	80	108	15%
Crime victim assistance program	109	104	114	5%

Variability exists in the outcomes of litigation and arbitration.

	In Millions
	Actual
	Amount	Measurement Uncertainty
Account	Recorded	Minimum	Maximum	% Range
	$	$	$
Provision for doubtful accounts	76	68	84	10%
Accrued expenditure liability	73	64	79	10%

Variability exists in the accruals as the recorded numbers are based on the province’s best estimate of expected results.

See note 25 with respect to the measurement uncertainty related to environmental remediation liabilities.

3. Accounts Receivable

	In Millions
	2006	2005
	$	$
Trade accounts receivable	1,916	2,008
Taxes receivable	1,156	1,113
Accrued interest	286	288
	3,358	3,409
Provision for doubtful accounts	(756)	(760)
	2,602	2,649

4. Inventories for Resale

	In Millions
	2006	2005
	$	$
Other	52	37
Properties	41	41
	93	78

5. Due from Other Governments

	In Millions
	2006	2005
	$	$

Government of Canada:
Current	511	470
Long–term	119	132
Provincial governments:
Current	18	15
Local governments:(1)
Current	14	17
	662	634

(1) Local governments are municipal units established by the provincial government which include regional and metropolitan municipalities, cities, towns, townships, districts, rural municipalities and villages.

6. Due from Self–supported Crown Corporations and Agencies

	In Millions
	2006	2005
	$	$
British Columbia Hydro and Power Authority	265	363
British Columbia Lottery Corporation	176	179
Columbia Power Corporation	2	2
	443	544

See Statement of Financial Position for Self–supported Crown Corporations and Agencies on page 78 for details.

 7. Equity in Self–supported Crown Corporations and Agencies

	In Millions
	2006			2005
		Unremitted
	Investments	Earnings	Total	Total
	$	$	$	$

British Columbia Hydro and Power Authority		1,707	1,707	1,668
British Columbia Railway Company	107	10	117	107
British Columbia Transmission Corporation	20	17	37	20
Columbia Power Corporation	276	28	304	303
Insurance Corporation of British Columbia		1,242	1,242	1,051
Provincial Capital Commission		15	15	15
	403	3,019	3,422	3,164

Change in Equity in Self–supported Crown Corporations and Agencies

Balance—beginning of year	403	2,816	3,219	3,221
Prior period adjustments		(55)	(55)	(201)
Balance—beginning of year restated	403	2,761	3,164	3,020
Increase (decrease) in investment				(151)
Net earnings of self–supported Crown corporations and agencies		2,198	2,198	2,558
Contributions paid to the Consolidated Revenue Fund		(1,727)	(1,727)	(2,190)
Adjustments to contributions paid		(213)	(213)	(73)
Balance—end of year	403	3,019	3,422	3,164

See Statement of Financial Position for Self–supported Crown Corporations and Agencies and Summary of Results of Operations and Statement of Equity for Self–supported Crown Corporations and Agencies on pages 78 – 79 for details.

8. Loans, Advances and Mortgages Receivable

	In Millions
	2006	2005
	$	$
Loans and Advances

BC student loans	673	575
Land Tax Deferment loans	178	157
Construction loans to social housing projects	97	21
Industrial Development Fund commercial loans	83	86
Accountable advances	31	12
Miscellaneous	36	59
	1,098	910
Provision for doubtful accounts	(223)	(201)
	875	709
Mortgages Receivable

Reconstruction Loan Program	70	59
Miscellaneous	5	26
	75	85
Provision for doubtful accounts	(27)	(24)
	48	61
	923	770

The BC Student Loan Program provides loans to borrowers for higher education. Borrowers are required to repay these loans through a contracted service provider to the province, with a floating interest rate of prime plus 2.5% or a fixed rate of prime plus 5%. Amortization of the loans is usually set for 174 months, but borrowers can extend that amortization to a maximum of 234 months. Defaulted loans are due on demand with interest at a floating rate of prime plus 2.5%. The BC Student Loan Program also administers defaulted student loans issued by financial institutions under a guaranteed and risk sharing agreement with the province. Defaulted risk sharing loans arise due to bankruptcy or death of the borrower while attending school.

The Land Tax Deferment Program allows eligible owners to defer payment of all, or a portion of, annual property taxes due on principal residences. Eligible individuals are either 60 years or older, a surviving spouse, or a person with a disability. Simple interest is charged on the deferred taxes at a rate set by the minister of small business and revenue. This rate will not exceed 2.0% below the prime lending rate of the principal banker to the government. The deferred taxes, administration fees, plus outstanding interest must be repaid before the residence can be legally transferred to a new owner, other than directly to a surviving spouse.

Construction loans are provided by British Columbia Housing Management Commission (BCHMC), a taxpayer–supported Crown corporation and an approved lender under the National Housing Act. BCHMC provides construction loans for societies that are building approved projects under social housing programs. Interest is payable at the province’s weighted average borrowing rate for short–term funds, plus administration costs. Loans are repaid at substantial completion of each project from financing arranged with private lenders.

The Industrial Development Fund provided loans to assist the establishment of new industry, the introduction of new technology to existing industry, or the development of a region of British Columbia. These loans incur interest at rates ranging from 0% to 10%. The Industrial Development Fund was eliminated pursuant to the repeal of the Industrial Development Incentive Act under the Budget Measures Implementation Act, 2002. No loans were issued after March 31, 2002.

Accountable advances represent funds issued for program costs that have not yet been expended in accordance with the applicable agreements.

The Reconstruction Loan Program provides financial assistance to homeowners to pay for repairs for homes with premature building envelope failure. The financial assistance is provided in the form of subsidized interest loans, no interest loans or deferred payment loans, and is secured by registered mortgages. This program is administered by the Homeowner Protection Office.

Miscellaneous mortgages receivable have terms ranging from less than one year to twenty years, with some loans being payable on demand. Interest rates range from 3.2% to 12%.

9. Other Investments

	In Millions
	2006	2005
	$	$

Equity investments	795	617
Municipal, corporate and other bonds	488	479
Commercial loans and investments	350	301
Government of Canada bonds	204	165
Provincial government bonds	163	153
Pooled investment portfolios	98	135
British Columbia Ferry Services Inc.	75	75
Miscellaneous	104	121
	2,277	2,046
Provision for doubtful accounts	(60)	(60)
	2,217	1,986

Equity investments have a market value of $930 million. They include investments in Canadian, U.S. and international equity markets.

Municipal, corporate and other bonds have a market value of $491 million with yields ranging from 0.75% to 6.75%.

Commercial loans and investments are recorded at the lower of cost of acquisition adjusted by attributed income and market value. Commercial loans and investments include Columbia Basin Trust’s $290 million (2005: $241 million) investment in power development joint ventures, and $55 million held by the Consolidated Revenue Fund, for which a full provision has been made.

Government of Canada bonds have a market value of $210 million (par value $204 million), with yields ranging from 3.67% to 8.75%. Maturity dates range from December 1, 2006 to June 1, 2023.

Provincial bonds of various provinces have a market value of $166 million (par value $163 million), with yields ranging from 2.75% to 7.6%. Maturity dates range from December 1, 2006 to March 8, 2033.

Pooled investment portfolios consist mainly of units in various funds of the British Columbia Investment Management Corporation. These funds’ investments consist primarily of debt and equity holdings of privately held companies. Pooled investment portfolios have a market value of $96 million.

As part of a secured debenture amendment and preferred share surrender agreement dated May 23, 2003, the province exchanged its interest in British Columbia Ferry Corporation for 75,477 preferred shares in British Columbia Ferry Services Inc. These non–voting preferred shares are valued at $1,000 per share and entitle the province to a fixed cumulative dividend at a rate of 8% of the issue price.

Miscellaneous investments consist of other pooled funds as well as various forms of income securities, notes and treasury bills. The market value of miscellaneous investments is $108 million.

10. Sinking Fund Investments

	In Millions
	2006	2005
	$	$
Taxpayer–supported sinking fund investments	3,213	3,523
Self–supported sinking fund investments	846	993
	4,059	4,516

	In Millions
	2006	2005
	$	$
Pooled investment portfolios	2,488	2,623
Provincial government bonds	906	1,036
Local government bonds	506	551
Financial institutions		89
Government of Canada bonds	54	82
Miscellaneous	105	135
	4,059	4,516

Pooled investment portfolios consist of units in the British Columbia Investment Management Corporation’s bond funds, which mainly consist of various governments’ bonds and short term unitized funds that hold money market instruments.

Provincial bonds of various provinces have a market value of $970.4 million (par value $1,432.6 million), with yields ranging from 3.64% to 5.62%. Maturity dates range from April 17, 2006 to February 15, 2040.

Local government bonds mainly consist of debt issued by the Municipal Finance Authority of British Columbia.

Government of Canada bonds have a market value of $56.5 million (par value $80 million), with yields ranging from 3.81% to 4.30%. Maturity dates range from December 1, 2006 to October 1, 2009.

11. Loans for Purchase of Assets, Recoverable from Agencies

	In Millions
	2006	2005
	$	$
British Columbia Hydro and Power Authority	6,882	6,896
British Columbia Transmission Corporation	30
Improvement districts	4	5
	6,916	6,901

12. Accounts Payable and Accrued Liabilities

	In Millions
	2006	2005
	$	$
Trade accounts payable	2,733	2,071
Other accrued estimated liabilities(1)	1,448	1,506
Accrued employee leave entitlements	1,318	1,285
Accrued interest on debt	703	747
	6,202	5,609

(1) Includes pending litigation, provision for guaranteed debt payout and other miscellaneous accrued claims.

13. Due to Other Governments

	In Millions
	2006	2005
	$	$
Government of Canada:
Current	167	110
Long–term	659	733
Provincial governments:
Current	35	41
Local governments:(1)
Current	8	7
Long–term	1
	870	891

(1) Local governments are municipal units established by the provincial government that include regional and metropolitan municipalities, cities, towns, townships, districts, rural municipalities and villages.

14. Due to Crown Corporations, Agencies and Funds

	In Millions
	2006	2005
	$	$
British Columbia Liquor Distribution Branch	42	54
Trust funds	102	98
	144	152

15. Deferred Revenue

	In Millions
	2006	2005
	$	$
Deferred contributions	1,939	1,601
Petroleum, natural gas and minerals, leases and fees	1,517	1,298
Federal contributions	981	1,211
Motor vehicle licences and permits	221	202
Derivative debt instruments	174	156
Unearned lease revenue	97	108
Tuition	117	103
Federal and municipal highway project revenues	149	99
Water rentals and recording fees	79	69
Medical Services Plan premiums	70	65
Forest Stand Management Fund	12	15
Miscellaneous	318	254
	5,674	5,181

16. Employee Pension Plans (Unfunded Pension Liabilities)

	In Millions
	2006	2005
	$	$
Members of the Legislative Assembly Superannuation Account	2	3

The province contributes to four defined benefit pension plans for substantially all its employees and to the Members of the Legislative Assembly Superannuation Account (the Account). The four pension plans are the Public Service Pension Plan, the Municipal Pension Plan, the Teachers’ Pension Plan and the College Pension Plan. The plans provide basic pensions based on length of service, highest five–year average earnings and plan members’ age at retirement. Benefits such as group health benefits and inflation protection for the basic pension are not guaranteed and are contingent upon available funding. No unfunded liability exists for the future indexing of pensions as the obligation is limited to the amount of available assets in separate inflation accounts.

There are additional employee pension plans in Crown corporations and agencies consolidated on the modified equity basis. Net assets or net liabilities of the pension funds are included in the investment balance of the particular Crown corporation or agency.

The estimated financial position as at March 31, 2006, for the basic pension in each plan is as follows:

	In Millions
	Public
	Service	Municipal	Teachers’	College	Other
	Pension	Pension	Pension	Pension	Pension
	Plan	Plan	Plan	Plan	Plan(1)	Total
	$	$	$	$	$	$
Accrued benefit obligation	10,405	10,960	11,636	1,520	358	34,879
Pension fund assets	10,877	11,451	11,580	1,807	367	36,082
	(472)	(491)	56	(287)	(9)	(1,203)
Unamortized actuarial gain (loss)	(1,830)	(826)	(645)	(156)	11	(3,446)
Accrued net obligation (asset)	(2,302)	(1,317)	(589)	(443)	2	(4,649)

(1) Other pension plans represent defined benefit plans outside of the Public Service, Municipal, Teachers’ and College Pension plans which are funded by entities within the government reporting entity. They include the Retirement Plan for Non–Teaching Employees of the Board of School Trustees of School District No. 43 (Coquitlam), the University of Victoria’s pension plan for employees other than faculty and professional staff and Simon Fraser University’s Academic Pension Plan and Administrative/Union Pension Plan.

The College, Public Service, Municipal and Teachers’ plans are joint trusteeship plans. In joint trusteeship plans, control of the plans and their assets is assumed by individual pension boards made up of government and plan member representatives. Provisions of these plans stipulate the province has no formal claim to any pension plan surplus or asset. The boards are fully responsible for the management of the plans, including investment of the assets and administration of the plans. The British Columbia Pension Corporation (Pension Corporation) provides benefit administrative services as an agent of the boards of trustees.

In the event a plan deficit is determined by an actuarial valuation (performed every three years), the pension boards, by agreement, are required to address it through contribution adjustments or other means. It is expected, therefore, that any unfunded liabilities in the future will be short–term in nature.

The reported net assets of the pension plans are under joint trust agreements which limit the province’s possible conditional share to 50%. The province has no claim on accrued asset amounts. If the individual pension boards decide to reduce or suspend employer contributions for a period of time, the province may record an asset. Therefore, the recorded value of the net assets is nil until such time such a decision is made. Also, only 70% of the pension fund assets and accrued benefit obligation are included for the Municipal Pension Plan, reflecting the province’s interest in the plan.

The accrued benefit obligations and pension assets shown for 2005/06 are based on extrapolations of the most recent actuarial valuations as follows: Public Service Pension Plan (March 31, 2005); Municipal Pension Plan (December 31, 2003); Teachers’ Pension Plan (December 31, 2002); and College Pension Plan (August 31, 2003). Fund assets are based on market value at the date of actuarial valuation and extrapolated using actuarial growth assumptions.

The Account is also administered by the Pension Corporation. As members of the Legislative Assembly retire, the present value of the amount required to provide a legislative member’s future pension benefits is transferred from the Account to the Public Service Pension Plan from which monthly pensions are paid. The province provides additional funding when the present value of the funding exceeds the accumulated assets in the Account available to fund those members’ benefit entitlements in the plan. This plan provides basic pension benefits based on length of service, highest five–year average earnings and plan members’ age at retirement. Benefits such as group health benefits and inflation protection for the basic pension are not guaranteed and are contingent upon available funding.

Key actuarial assumptions used in the valuations include a long–term annual rate of return on pension fund assets of 6.75% for the Public Service Pension Plan, 7.00% for the Municipal Pension Plan, 7.25% for the Teachers’ Pension Plan, and 7.20% for the College Pension Plan, and long–term annual salary increases of 4.00% for the Public Service Pension Plan, 4.50% for the Municipal Pension Plan, 4.75% for the Teachers’ Pension Plan, and 4.70% for the College Pension Plan.

The audited financial statements of each pension plan listed, except the Account, may be found in the annual reports at www.pensionsbc.ca outside these audited statements.

17. Taxpayer-supported Debt(1)

	In Millions
						2006	2005
						Canadian	Canadian
	Year of	Canadian	US	Japanese	Other	Dollar	Dollar
	Maturity	Dollar	Dollar(2)	Yen(2)	Currencies(2)	Total	Total
		$	$	$	$	$	$
Short–term promissory notes	2006					0	603
	2007	1,147				1,147	0
Notes, bonds and debentures(3)	2006					0	2,525
	2007	1,640	1,179		395	3,214	3,101
	2008	999	884	59	418	2,360	2,350
	2009	2,334	1,077			3,411	3,313
	2010	1,376	308	94	572	2,350	2,329
	2011	1,894		110	614	2,618	2,543
	2012-2016	5,019	512			5,531	5,713
	2017-2021	615				615	614
	2022-2026	3,523				3,523	3,462
	2027-2031	3,308				3,308	3,084
	2032-2036	1,470				1,470	1,629
	2037-2041	416				416	415
	2042-2046	400				400	400
Total debt issued at face value		24,141	3,960	263	1,999	30,363	32,081

Unamortized discount	(147)	(136)
Unrealized foreign exchange gains	69	95
Amount held in the Consolidated Revenue Fund	(7)	(8)
Taxpayer–supported debt	30,278	32,032

The effective interest rates (weighted average) as at March 31 on the above debt are:

2006	6.00%
2005		5.85%

(1) The balances and interest rates reflect the impact of the related derivative contracts, presented in Note 19 (Risk Management and Derivative Financial Instruments).

(2) Foreign currencies include: $2,705 million US ($3,960 million Canadian); 22,000 million Japanese Yen ($263 million Canadian); 400 million Swiss Franc ($418 million Canadian); and 917 million Euro ($1,581 million Canadian).

(3) Notes, bonds and debentures include $226 million (2005: $106 million) in bank loans, $317 million (2005: $123 million) in capital leases and $266 million (2005: $276 million) in mortgages.

Notes, bonds and debentures

Redeemable by the bond holder

Balances include 5.86% debentures due June 18, 2029, totalling $250 million (2005: $250 million). The holders have a put option which, if exercised, would result in the bond maturing on June 19, 2006. If the option is not exercised, the debenture will mature on June 18, 2029.

Balances include British Columbia Savings Bonds totalling $32 million (2005: $134 million) maturing at dates from October 15, 2006 to October 15, 2007, and with an effective rate of 2.65% are redeemable at par by the holder each April 15 and October 15 prior to maturity.

Redeemable by the province

Balances include debentures issued to the Canada Pension Plan totalling $3,467 million (2005: $3,539 million) at a weighted average interest rate of 8.06% (2005: 8.20%). These debentures mature at various dates from May 9, 2006 to August 9, 2035 with interest rates varying between 3.69% and 11.33%. These debentures are redeemable in whole or in part before maturity, on 30 days’ prior notice, at the option of the province. During the year, $76 million (2005: $234 million) Canada Pension Plan debentures were issued. Under Canada Pension Plan legislation, any significant amendment to benefits or contributions requires the approval of the legislature of two–thirds of the provinces.

Aggregate payments to meet sinking fund instalments and retirement provisions

Aggregate payments for the next five fiscal years to meet sinking fund instalments and retirement provisions on notes, bonds and debentures are:

In Millions
Canadian
Dollar
2007	2,919
2008	2,139
2009	3,196
2010	2,128
2011	2,244

18. Self–supported Debt(1)

	In Millions
				2006	2005
				Canadian	Canadian
	Year of	Canadian	US	Dollar	Dollar
	Maturity	Dollar	Dollar(2)	Total	Total
		$	$	$	$
Short–term promissory notes	2006			0	918
	2007	415	483	898	0
Notes, bonds and debentures	2006			0	413
	2007	314		314	314
	2008	9	375	384	391
	2009	124		124	124
	2010	574	58	632	634
	2011	150		150	150
	2012–2016	1,425	290	1,715	1,715
	2017–2021	975		975	975
	2022–2026	697	619	1,316	1,301
	2027–2031			0	0
	2032–2036	800		800	400
	2037–2041		365	365	363
Total debt issued at face value		5,483	2,190	7,673	7,698

Unamortized discount premium				16	7
Unrealized foreign exchange gains				69	184
Total self–supported debt				7,758	7,889

The effective interest rates (weighted average) as at March 31 on the above debt are:

2006	6.53%
2005		6.24%

(1) The balances and interest rates reflect the impact of the related derivative contracts, presented in Note 19 (Risk Management and Derivative Financial Instruments).

(2) Foreign currencies include $1,753 million US ($2,190 million Canadian).

Notes, bonds and debentures

Redeemable by the province

Balances include debentures issued to the Canada Pension Plan totalling $191 million (2005: $229 million) at a weighted average interest rate of 10.01% (2005: 10.15%). These debentures mature at various dates from November 10, 2006 to June 9, 2009 with interest rates varying between 9.62% and 10.42%. These debentures are redeemable in whole or in part before maturity, on 30 days’ prior notice, at the option of the province.

Aggregate payments to meet sinking fund instalments and retirement provisions

Aggregate payments for the next five fiscal years to meet sinking fund instalments and retirement provisions on notes, bonds and debentures are:

In Millions
Canadian
Dollar
2007	279
2008	360
2009	86
2010	570
2011	141

19. Risk Management and Derivative Financial Instruments

The province borrows funds in both domestic and foreign capital markets, and manages its existing debt portfolio to achieve the lowest debt costs within specified risk parameters. As a result, the province is exposed to risks associated with interest rate fluctuations, foreign exchange rate fluctuations and credit risk. In accordance with risk management policy guidelines set by the Risk Committee of the Ministry of Finance, the province uses a variety of derivative financial instruments to hedge exposure to interest and foreign exchange risks.

Derivatives used by the province include interest rate swaps, cross–currency swaps, forward foreign exchange contracts, forward rate agreements, advanced rate setting agreements and options. A derivative instrument is a financial contract with a financial institution or counterparty that is applied to effect a hedge on interest rate or foreign exchange exposure contained in the underlying provincial debt instrument. A derivative derives value from the impact of market changes on the underlying hedged debt instrument.

The following tables present maturity schedules of the province’s derivatives by type, outstanding at March 31, 2006, based on the notional amounts of the contracts.

Taxpayer–supported Debt

	In Millions
				Forward
		Cross	Interest	Foreign
	Year of	Currency	Rate	Exchange
	Maturity	Swaps	Swaps	Contracts	Total
		$	$	$	$
	2007	1,969	1,704		3,673
	2008	1,361			1,361
	2009	990	784	690	2,464
	2010	974	579		1,553
	2011	834			834
	6–10 years	512	605		1,117
	+ 10 years	64	1,019		1,083
Total		6,704	4,691	690	12,085

Self–supported Debt

	In Millions
				Forward
		Cross	Interest	Foreign
	Year of	Currency	Rate	Exchange
	Maturity	Swaps	Swaps	Contracts	Total
		$	$	$	$
	2007		200		200
	2008	200	175	130	505
	2009				0
	2010		558	57	615
	2011				0
	6–10 years	290	1,281		1,571
	+ 10 years		100	719	819
Total		490	2,314	906	3,710

Interest rate risk

Interest rate risk is the risk that the province’s debt servicing costs will fluctuate due to changes in interest rates. The province uses derivative contracts (interest rate swaps) to manage interest rate risk by exchanging a series of interest payments, and assuming either a fixed or floating rate liability to a counterparty, based on the notional principal amount. Derivatives allow the province to alter the proportion of its debt held in fixed and floating rate form to take advantage of changes in interest rates.

The government’s current policy guidelines with respect to the provincial government direct debt portfolio, which totals $22,727 million (2005: $24,802 million), allow floating rate exposure up to 45.00% (2005: 45.00%) of this portion of the taxpayer–supported debt. At March 31, 2006, floating rate debt exposure was 31.80% (2005: 31.72%) of the government direct debt portfolio.

Under current policy guidelines for British Columbia Hydro and Power Authority (BC Hydro), the maximum floating rate exposure is 46.00% (2005: 46.00%) of their debt that totals $6,892 million (2005: $6,906 million). At March 31, 2006, floating rate debt exposure for BC Hydro was 36.10% (2005: 28.90%) of their debt.

Based on the taxpayer–supported and self–supported debt portfolios at March 31, 2006, a 1.00% increase in interest rates would result in an increase in the annual debt servicing costs of $73 million (2005: $76 million) for the taxpayer–supported debt portfolio and $28 million (2005: $17 million) for the self–supported debt portfolio.

Foreign exchange risk

Foreign exchange risk is the risk that the province’s debt servicing costs and principal payments will fluctuate due to changes in foreign exchange rates. The province uses derivative contracts (cross currency swaps) to hedge foreign exchange risk by converting foreign currency principal and interest cash flows into Canadian dollar cash flows.

The government’s current policy guidelines with respect to the provincial government direct debt portfolio, which totals $22,727 million (2005: $24,802 million), allow unhedged foreign debt exposure up to 10.00% (2005: 10.00%) of this portion of the taxpayer–supported debt. At March 31, 2006, unhedged foreign debt exposure in Japanese yen was 1.57% (2005: 4.41%) of the government direct debt portfolio. At March 31, 2006, there was no unhedged foreign debt exposure in US dollars for the government direct debt portfolio (2005: nil).

Under current policy guidelines for BC Hydro, the maximum unhedged foreign debt exposure is 20.0% (2005: 20.0%) of their debt, which totals $6,892 million (2005: $6,906 million). At March 31, 2006, 2.60% (2005: 18.70%) of their debt was in the form of unhedged foreign debt in US dollars.

Based on the taxpayer–supported and self–supported debt portfolios at March 31, 2006, a one cent decrease in the Canadian dollar versus the US dollar would result in an increase of $9 million (2005: $10 million) in the annual debt servicing costs for the self–supported debt portfolio. A decrease of one yen versus the value of the Canadian dollar (for example, from 101 yen to 100 yen) would result in an increase to the annual debt servicing costs of $3 million (2005: $3 million) for the taxpayer–supported debt portfolio.

Credit risk

Credit risk is the risk that the province will incur financial loss due to a counterparty defaulting on its financial obligation to the province. In accordance with the government’s policy guidelines, the province reduces its credit risk by dealing with only highly rated counterparties. The province only enters into derivative transactions with counterparties that have a rating from Standard & Poor’s and Moody’s Investors Service Inc. of at least AA–/Aa3 or A+/A1 in the case of Canadian Schedule A banks. The province also establishes limits on individual counterparty credit exposures and monitors these exposures on a regular basis.

20. Net Liabilities

The Statement of Change in Net Liabilities (see page 37) shows the net impact of applying the expenditure basis of accounting. The net liabilities calculation uses the expenditure, rather than the expense basis of accounting. Under the expenditure basis of accounting, tangible capital assets, prepaid program costs and other assets are recorded as expenditures when calculating the current year surplus or deficit. Under the expense basis of accounting, these items are recorded on the Statement of Financial Position as assets and amortized over an applicable period of time.

21. Tangible Capital Assets

	In Millions
	2006	2005
	$	$
Land and land improvements	2,085	2,010
Buildings (including tenant improvements)	11,271	10,451
Highway infrastructure	6,849	6,472
Transportation equipment	2,020	2,027
Computer hardware and software	778	639
Other	1,716	1,536
	24,719	23,135

See Statement of Tangible Capital Assets on page 80.

The estimated useful lives of the more common tangible capital assets are: buildings (10–50 years); highway infrastructure (15–40 years); transportation equipment (5–40 years); computer hardware and software (3–5 years); and other (including vehicles, ferries and related infrastructure, specialized equipment, and furniture and equipment) (5–20 years). Land improvements are amortized over 30 years (recreation areas) or 40 years (dams and water management systems). Tenant improvements are amortized over five years or the length of the relevant lease term.

Included in tangible capital assets of British Columbia Transit (BCT) and of Rapid Transit Project 2000 Ltd (RTP) are capital assets under lease to Greater Vancouver Transportation Authority (GVTA). These capital assets under lease consist of land, land improvements, stations, guideways and other assets related to the SkyTrain system and West Coast Express. These assets are made available to GVTA for their use under the Greater Vancouver Transportation Authority Act and an Order in Council (OIC) enacted thereunder, and represent one of the province’s contributions toward public transportation in the Greater Vancouver Regional District. The OIC–directed lease arrangements with GVTA and BCT are for one dollar per year under an initial 15–year term with additional five-year renewal periods upon the agreement of BCT and GVTA. The net book value of these assets is $911 million (2005: $929 million). A similar lease arrangement is under negotiation with GVTA for the RTP assets.

22. Prepaid Program Costs

	In Millions
	2006	2005
	$	$
Prepaid program costs(1)	532	462

(1) Includes inventories of operating material held in the Purchasing Commission and Queen’s Printer warehouses pending distribution in a subsequent fiscal year and deferred costs associated with the BC Timber Sales Program. Also includes inventories of supplies and other not–for-resale items held by taxpayer–supported Crown corporations and agencies which are charged to expense when consumed in the normal course of operations.

23. Other Assets

	In Millions
	2006	2005
	$	$
Deferred debt instrument costs	277	114
Other deferred costs	21	18
Deferred treaty costs	17	19
	315	151

24. Accumulated Surplus (Deficit)

	In Millions
	2006	2005
	$	$
Accumulated surplus (deficit)—beginning of year as previously reported(1)	(3,150)	(5,725)
Adjustments to accumulated surplus (deficit)(2),(3)	(34)	(155)
Accumulated surplus (deficit)—beginning of year as restated	(3,184)	(5,880)
Surplus (deficit) for the year(4)	3,060	2,696
Accumulated surplus (deficit)—end of year	(124)	(3,184)

(1)The opening accumulated deficit figure for April 1, 2004 and April 1, 2005 are as reported in the 2004/05 Public Accounts.

(2) During 2005/06, adjustments were made to the opening accumulated deficit for 2004/05 as follows:

School districts—adjustment for employee future benefits accrual and deferred capital contributions	(35)
Universities—adjustment for deferred capital contributions	85
BC Hydro—accounting policy change regarding rate regulated accounting	(251)
British Columbia Buildings Corporation—adjustment for land contributed by Province	15
Insurance Corporation of British Columbia—change in actuarial valuation for unpaid claims provision	50
Natural resources—adjustment for contractual obligations related to resource road development	(18)
Other miscellaneous adjustments	(1)
Total	(155)

(3) In fiscal 2005/06, adjustments were made to the opening deficit for 2005/06 for the following items:

School districts—adjustment for employee future benefits accrual and deferred capital contribution	(35)
Universities—adjustment for deferred capital contributions	85
BC Hydro—accounting policy change regarding rate regulated accounting	(89)
British Columbia Buildings Corporation—adjustment for land contributed by Province	18
Insurance Corporation of British Columbia—change in actuarial valuation for unpaid claims provision	34
Vancouver Convention Centre Expansion Project—correction for federal contributions	(10)
Natural resources—adjustment for contractual obligations related to resource road development	(36)
Other miscellaneous adjustments	(1)
Total	(34)

(4) During 2005/06, adjustments were made to the reported surplus figure for the 2004/05 fiscal as follows:

Reported surplus for 2004/05	2,575
BC Hydro—accounting policy change regarding rate regulated accounting	162
British Columbia Buildings Corporation—adjustment for land contributed by Province	3
Insurance Corporation of British Columbia—change in actuarial valuation for unpaid claims provision	(16)
Vancouver Convention Centre Expansion Project—correction for federal contributions	(10)
Natural resources—adjustment for contractual obligations related to resource road development	(18)
Total	2,696

25. Contingencies and Contractual Obligations

(a) GUARANTEED DEBT

The authorized limit for loans guaranteed by the province as at March 31, 2006 was $129 million (2005: $168 million). These guarantees include amounts where indemnities have been made for explicit quantifiable loans. Guaranteed debt as at March 31, 2006, totaled $111 million (2005: $142 million). See Statement of Guaranteed Debt on page 81 for details.

(b) CONTINGENT LIABILITIES

Litigation

The province is a defendant in legal actions and is involved in matters such as expropriation compensation disputes and tax assessment appeals. These matters may give rise to future liabilities.

The province has the following contingent liabilities where the estimated or known claim is or exceeds $100,000, but the likelihood of payment is uncertain.

	In Millions
	2006	2005
	$	$
Tax disputes	1,300	10
Contract disputes	138	126
Property access disputes	118	11
Damage to persons or property	112	13
Negligence and miscellaneous	13	16
Motor vehicle accidents	11	8
Expropriation disputes	4	3
	1,696	187

When it is determined it is likely a liability exists and the amount can be reasonably estimated, the amount is recorded as an accrued liability (see Note 12) and an expense. The accrued liability for pending litigation in process at March 31, 2006, was $56 million (2005: $59 million).

Guarantees and Indemnities

The province also has contingent liabilities in the form of indemnities, indirect guarantees and outstanding claims for amounts that are not explicit or reasonably estimable at this time.

Environmental Clean–up

The province is responsible for the environmental clean–up of numerous contaminated sites in the province. For those sites where the province has possession, a liability of $143 million (2005: $124 million) has been accrued based on preliminary environmental assessments. This liability is based on the minimum estimated clean–up costs for those sites where an estimate has been made and it has been determined the government is liable. Estimated clean–up costs, not already accrued for sites under evaluation, are approximately $101 million at March 31, 2006. In addition, the Ministry of Energy and Mines has determined possible net liabilities of $384 million for sites the province does not own. Many other sites remain to be evaluated; the future liability for all environmental clean–up costs is not currently determinable.

Aboriginal Land Claims

Treaty negotiations between the province, Canada and First Nations commenced in 1994. The province anticipates these negotiations will result in modern–day treaties defining the boundaries and nature of First Nations treaty settlement lands. As of March 31, 2006, there were 47 treaty tables in various stages of negotiation, representing two–thirds of the aboriginal people in British Columbia.

When final treaty agreements are ratified, the provincial cost of treaties is recorded in the Public Accounts. Costs are amortized over the same period as the period of capital transfers established in final agreements.

Two Agreements in Principle (AiPs) were signed in 2005/06, (Yekooche and Yale) to add to the AiPs already signed. It is expected the capital transfer components in all AiPs will be entirely provided by Canada. The current commitments of provincial Crown land for all Final Agreement tables are as follows:

(i) In–SHUCK–ch, 13,208 hectares

(ii) Lheidli T’enneh, 3,463 hectares

(iii) Maa–nulth, 22,003 hectares

(iv) Sechelt, 933 hectares

(v) Sliammon, 6,357 hectares

(vi) Tsawwassen, 427 hectares

(vii) Yale, 915 hectares

(viii) Yekooche, 5,960 hectares

The parties at the Sechelt table are having informal discussions with the objective of returning to the table to conclude a Final Agreement based on the signed AiP. An AiP was ratified by the In–SHUCK–ch Treaty Group on April 30, 2006 and is pending ratification by the province and the Government of Canada. Upon coming into effect, treaties will also trigger implementation costs and may result in compensation to third parties. Those costs are not determinable at this time.

Eighty per cent of funding for First Nations negotiation costs is in the form of loans from Canada and is repayable from treaty settlements. The province has committed to reimburse Canada 50% of any negotiation support loans that default along with 50% of the interest accrued. The earliest date at which the loans are expected to become due is 2011 and the amount of any provincial liability is not determinable at this time.

Some First Nations have chosen not to negotiate through the formal British Columbia Treaty Commission process. Several First Nations have commenced litigation claiming aboriginal rights and/or title over their asserted Traditional Territories and/or challenging provincial approvals regarding resource allocation and extraction on those lands with respect to the adequacy of consultation and accommodation. The results of these actions are not determinable at this time.

Crown Corporations, Agencies and the School Districts, Universities, Colleges, Institutes and Health Organizations (SUCH)Sector

(i)             The Insurance Corporation of British Columbia (ICBC) has settled some claims that require ICBC to provide claimants with periodic payments, usually for a lifetime. ICBC has purchased annuities to make these payments; however, if the annuities are insufficient, ICBC remains responsible. The gross amount of these settlements at December 31, 2005, was approximately $842 million (2004: $817 million).

(ii)          The BC Transportation Financing Authority has contingent liabilities of $104 million remaining after deducting the estimated settlement expense currently accrued from gross claims outstanding for capital projects.

(iii)       Powerex, a wholly owned subsidiary of the British Columbia Hydro and Power Authority, has been named as a defendant in a number of lawsuits regarding alleged market manipulation of energy prices in the California wholesale electricity markets. Estimates of claims against all market participants could reach several billion US dollars. Management cannot predict the outcome of the various claims; however, Powerex states the terms of its sales were just and reasonable.

(vi)      The BC Pavilion Corporation and predecessor property owners remain liable for environmental and reclamation obligations for known hazards that exist at various owned facilities. Management is actively monitoring and mitigating these hazards. Management is not aware of any existing environmental problems related to its facilities that may result in material liability to the BC Pavilion Corporation.

(v)         The British Columbia Railway Corporation (BCRC) and BCR Properties Ltd. completed a transaction with Canadian National Railway Company (CN) on July 14, 2004. As a result of the transaction, the province and BCRC have provided commercial indemnities to CN with respect to the transaction and indemnities related to income tax attributes of BC Rail Ltd. and BC Rail Partnership at closing. The maximum present value (calculated at 9%) of amounts payable under the tax indemnities related to income tax attributes is $415 million. These indemnities remain in effect until 90 days after the last date on which a tax assessment or reassessment can be issued in respect of the income tax attributes.

The maximum payable under the commercial indemnities—not related to income tax attributes—is limited to $263 million. There are certain other specific indemnities (including certain environmental indemnities and matters unrelated to the industrial freight rail business) for which there are no limits on the amounts payable thereunder.

The province and BCRC believe it is unlikely that the province or BCRC will ultimately be held liable for any amounts under the commercial and tax indemnities other than a payment which was identified, except for the amount of $490,000, prior to the transaction’s financial close.

(c) COMMITMENTS

The government is involved in the following major commitments.

2010 Winter Olympics

On July 2, 2003, the International Olympic Committee (IOC) selected Vancouver to host the 2010 Olympic and Paralympic Winter Games (the Games). A comprehensive Multi-Party Agreement (MPA) among Canada, British Columbia, the City of Vancouver, the Resort Municipality of Whistler, the Canadian Olympic Committee, the Canadian Paralympic Committee, and the Vancouver 2010 Bid Corportaion was signed November 14, 2002.

The MPA establishes the roles and relationships of all the parties, the contractual arrangements, financial contributions, legal responsibilities, and the sport legacies of the parties in relation to the Games. On September 30, 2003, the Vancouver Organizing Committee for the 2010 Olympic and Paralympic Winter Games (VANOC) was incorporated as the successor organization to the Vancouver 2010 Bid Corporation. The province has the power to appoint three of the 20 board members to VANOC. VANOC’s mandate is to plan, organize, finance and stage the Games. In addition, the province has provided a guarantee to the IOC of a potential financial shortfall of VANOC. The guarantee should not be relied on by parties other than the IOC.

The province has made a commitment to contribute $600 million towards the Games. This commitment has been allocated as follows:

•                  Venues and live sites $255 million

•                  Venues endowment legacy $55 million

•                  Medical and security costs $100 million

•                  Paralympic games $20 million

•                  First Nations sports and municipal legacies $38 million; and

•                  Olympic contingency allocations $132 million.

The province spent $8 million in 2005/06 (2004/05: $31 million; previous years; $109 million) for a total to date of $148 million at March 31, 2006.

VANOC has requested an additional $110 million from Canada and the province with respect to venue construction costs. The request is being reviewed by the two governments. The provincial share of $55 million, if approved, will be funded from the above Games contingency allocation.

Information about the Games may be found at the 2010 Olympic Games website: www.vancouver2010.com, outside these audited statements, and at the BC Olympic and Paralympic Winter Games Secretariat http://www.sbed.gov.bc.ca/2010secretariat/, outside these audited statements.

The province is also upgrading the Sea–to–Sky Highway to coincide with the Games. The province spent $102 million in 2006 (2005: $50 million). The project to date spending total is $169 million. The contractual obligations related to the Sea–to–Sky Highway are included in section (d) of this note.

Crown Corporations, Agencies and the SUCH Sector

The province has committed to the construction of the $615 million expansion to the Vancouver Convention Centre and other shared upgrades to adjacent facilities. The cost is to be shared by the province ($273 million), the government of Canada ($223 million) and Tourism Vancouver ($90 million). It is expected the difference between cost and contributions will be generated from increased revenues.

(d) CONTRACTUAL OBLIGATIONS

The government has entered into a number of multiple–year agreements for the delivery of services and the construction of assets. The following table presents the minimum amounts required to satisfy contractual obligations that are greater than $50 million, by sector, by year.

	In Millions
						2012 and
	2006/07	2007/08	2008/09	2009/10	2010/11	beyond	Total
	$	$	$	$	$	$	$
Health	417	186	164	139	134	420	1,460
Education	354	88	38	12	3	7	502
Social services	78	62	54	63	20	180	457
Natural resources and economic development	3,427	1,440	1,057	999	939	1,142	9,004
Transportation	637	797	693	606	2,089	8,223	13,045
Other	62						62
Protection of persons and property	251	257	257	257	257	257	1,536
General government	290	305	296	276	150	203	1,520
Total	5,516	3,135	2,559	2,352	3,592	10,432	27,586

26. Restricted Assets

	In Millions
	2006	2005
	$	$
Endowment funds of universities and colleges	979	868

Donors have placed restrictions on their contributions to the endowment funds of universities and colleges. One restriction is that the original contribution should not be spent. Another potential restriction is that any investment income of the endowment fund, that is required to offset the eroding effect of inflation or to preserve the original value of the endowment, should also not be spent.

27. Revenue

	In Millions
	2006	2005
	$	$
Taxation revenue includes
Personal income	5,838	5,050
Corporate income	1,426	1,255
Social service	4,367	4,156
Property	1,717	1,661
Other	3,081	2,795
	16,429	14,917

See notes at the end of the Schedule of Net Revenue by Source on page 97 for additional information on taxation revenue.

28. Expense

	In Millions
	2006	2005
	$	$
Total Expense by Group Account Classification
Salaries and benefits	12,922	12,114
Government transfers	8,016	7,269
Operating costs	7,931	7,139
Interest(1)	2,182	2,294
Amortization	1,374	1,324
Other	462	527
	32,887	30,667

(1) Includes foreign exchange gain amortization of $121 million (2005: $33 million) and self-supported debt interest of $428 million (2005: $451 million).

29. Valuation Allowances

	In Millions
	2006	2005
	$	$
Accounts receivable	159	171
Loans, advances and mortgages receivable	31	41
Tangible capital assets	12	6
Inventories for resale	7
Other assets	5
Investments	1	4
	215	222

These amounts are included in “Other” of “Total expense by Group Account Classification” in Note 28, and represent the write-down of assets and liabilities in the above Consolidated Statement of Financial Position categories.

30. Trusts Under Administration

	In Millions
	2006	2005
	$	$
Public Trustee and Official Administrators —administered by government officials	582	548
Supreme and provincial court (Suitors’ Funds) —administered by the Courts	39	31
Credit Union Deposit Insurance Corporation of B.C. —administered by various government officials and a non-government investment corporation	213	123
Other trust funds —administered by various government officials	93	91
	927	793

31. Significant Events

(a) Significant one–time grants

During the fiscal year, the province provided significant one–time grants to the following entities. The entities are not controlled by the government and therefore are excluded from the government reporting entity.

Northern Development Initiative Trust

On November 1, 2004, the Northern Development Initiative Trust Act came into force providing for the establishment of the Northern Development Initiative Trust (NDIT). The province provided $135 million last fiscal year to create opportunities for sustainable growth in the four regions of Cariboo–Chilcotin/Lillooet, Northwest, Peace and Prince George Regions. An independent board of directors, of which five members are appointed by the province, govern the NDIT. The 13 member board receives recommendations as submitted by the four Regional Advisory Committees in transportation, pine beetle recovery, forestry, tourism, mining, Olympic opportunities, small business, economic development, energy or agriculture.

This fiscal year, by an amendment to the Northern Development Initiative Trust Act, the province funded a one-time allocation of $50 million to the NDIT to help communities in this area respond to the mountain pine beetle infestation.

North Island–Coast Development Initiative Trust

On February 27, 2006, the North Island-Coast Development Initiative Trust Act came into force providing for the establishment of the North Island–Coast Development Initiative Trust (NI–CDIT). NI–CDIT was provided $50 million to create new opportunities for sustainable economic growth in the regions of North Island–Sunshine Coast and the Central South Island. The independent board of directors, of which five members are appointed by the province, govern the investments for the regional economic priorities. The 13 member board receives recommendations as submitted by the two Regional Advisory committees in transportation, forestry, tourism, mining, Olympic opportunities, small business, economic development, energy or agriculture.

Southern Interior–Coast Development Initiative Trust

On February 27, 2006, the Southern Interior–Coast Initiative Trust Act came into force providing for the establishment of the Southern Interior Development Initative Trust (SIDIT). SIDIT was provided $50 million to create new opportunities for sustainable economic growth in the regions of Thompson–Okanagan and Columbia–Kootenay. The independent board of directors, of which five members are appointed by the province, govern the investments for the regional economic priorities. The 13 member board receives recommendations as submitted by the two Regional Advisory committees in transportation, forestry, tourism, mining, Olympic opportunities, small business, economic development, energy or agriculture.

New Relationship Trust

On March 31, 2006, the New Relationship Trust Act came into force providing for the establishment of the New Relationship Trust (NRT). This is a new relationship entered into by the provincial government and BC First Nations, (as represented by the First Nations Leadership Council) in March 2006. The NRT was provided with $100 million to assist First Nations to build their own capacity to participate in the processes and activities envisioned by, and that evolve out of, the new relationship by enhancing first nation governance, leadership and institutional and human resources capacity to address social, cultural and economic needs and priorities. An independent board of directors, of which two are appointed by the province, will govern the investments for enhancing capacity needs and priorities. The 7 member board of directors is responsible to prepare and make public a three year strategic plan that assists first nations to increase their ability to draw on expert advice or services from within first nations.

(b) Collective Bargaining Agreement Incentives

A significant proportion of the public service is made up of employees that work under collective bargaining agreements. The majority of public sector employees are represented by collective agreements that expired on or before March 31, 2006.

The province established a negotiating framework that included a one–time incentive payment to employees provided their collective agreement was negotiated on or before its expiry date. All those collective agreements with an expiry date of on or before March 31, 2006 were negotiated prior to their expiry dates and employees covered by these collective agreements became eligible for the incentive payment. The incentive payments are paid to employees once the collective agreements are ratified. The province also paid the incentive payment to management employees and non–union members of the public service. The total amount of the budget for incentive payments for all collective agreements, management employees and non–union members of the public service was $1 billion. Approximately $710 million of the incentive budget was paid for collective agreements concluded on or before March 31, 2006 as well as for management employees and non-union members of the public service. The remaining balance of $290 million relates to collective agreements that expire after, but were not concluded by, March 31, 2006.

In Millions
2006
$
Health	408
Education	110
Social services	74
Natural resources and economic development	39
Transportation	7
Other	5
Protection of persons and property	35
General government	32
710

32. Comparison to Estimates

The Estimates numbers on the Statement of Operations are taken from the Estimated Statement of Operations on page 4 of the Estimates, Fiscal Year Ending March 31, 2006, presented to the Legislative Assembly on September 14, 2005. Certain adjustments have been made to provide a proper comparison of Estimates to 2006 actuals. They do not include supplementary spending of $1,000 million for incentive payments for the benefit of Public Sector employees under the negotiating framework announced on November 30, 2005, that was approved by the Legislature during the 2005/06 fiscal year.

The following table shows the adjustments to the original estimates to conform to 2006 actuals.

		In Millions
	Original	Reclassify	Restated
	Estimates	Interest	Estimates
	2005/06(1)	Expense(2)	2005/06
	$	$	$
Taxation	15,445		15,445
Contributions from the federal government	5,623		5,623
Natural resources	4,406		4,406
Fees and licences	3,665		3,665
Net earnings of self–supported Crown corporations and agencies	2,274		2,274
Miscellaneous	2,245		2,245
Investment earnings	818		818
	34,476	0	34,476
Health	12,651	(188)	12,463
Education	9,515	(567)	8,948
Social services	2,842		2,842
Natural resources and economic development	1,649		1,649
Transportation	1,523	(299)	1,224
Other	1,431		1,431
Protection of persons and property	1,349		1,349
Interest	1,282	1,054	2,336
General government	634		634
	32,876	0	32,876
Surplus (deficit) for the year—before unusual items	1,600	0	1,600
Forecast allowance	(300)		(300)
	1,300	0	1,300

(1) Per page 4 of the 2005/06 Estimates, Fiscal Year Ending March 31, 2006.

(2) Reclassification of interest expense to the debt servicing sector.

33. Comparatives

The comparative figures for the previous year have been restated to conform with the current year’s presentation. These restatements have had no effect on the operating result as previously reported except as specifically noted. (See Note 24).

Summary Financial Statements
Reporting Entity

for the Fiscal Year Ended March 31, 2006

TAXPAYER–SUPPORTED CROWN CORPORATIONS AND AGENCIES
(GOVERNMENT ORGANIZATIONS)

RECORDED ON A CONSOLIDATED BASIS

Consolidated Revenue Fund(1),(8)

Health Sector

Bella Coola General Hospital

Canadian Blood Services(2)

Fraser Health Authority

Interior Health Authority

Louis Brier Home and Hospital

Menno Hospital

Mount St. Mary Hospital

Nisga’a Valley Health Board

Northern Health Authority

Providence Health Care

Provincial Health Services Authority

RW Large Memorial Hospital

St Joseph’s General Hospital

St Michael’s Centre

Vancouver Coastal Health Authority

Vancouver Island Health Authority

Wrinch Memorial Hospital

Education Sector

British Columbia Institute of Technology

British Columbia Open University(3)

Camosun College

Capilano College

College of New Caledonia

College of the Rockies

Douglas College

Emily Carr Institute of Art and Design

Industry Training Authority

Institute of Indigenous Government

Justice Institute of British Columbia

Kwantlen University College

Langara College

Leading Edge Endowment Fund Society

Malaspina University College

Nicola Valley Institute of Technology

North Island College

Northern Lights College

Northwest Community College

Okanagan College(4)

Okanagan University College

Open Learning Agency

Private Career Training Institutions Agency

Royal Roads University

School Districts

Selkirk College

Simon Fraser University

Thompson Rivers University(5)

The University of British Columbia

University College of the Fraser Valley

University of Northern British Columbia

University of Victoria

Vancouver Community College

Natural Resources and Economic Development Sector(7)

552513 BC Ltd

BC Immigrant Investment Fund Ltd

B.C. Pavilion Corporation

British Columbia Enterprise Corporation

British Columbia Innovation Council(6)

Columbia Basin Trust

Creston Valley Wildlife Management Authority Trust Fund

Discovery Enterprises Inc(3)

Forestry Innovation Investment Ltd

Land and Water British Columbia Inc(3)

Oil and Gas Commission

Partnerships British Columbia Inc

Tourism British Columbia

Vancouver Convention Centre Expansion Project Ltd

Vancouver Trade and Convention Centre Authority(3)

Transportation Sector(9)

BC Transportation Financing Authority

British Columbia Transit

Rapid Transit Project 2000 Ltd

Protection of Persons and Property(11)

British Columbia Securities Commission

Organized Crime Agency of British Columbia Society

Social Services Sector

Community Living British Columbia(4)

Interim Authority for Community Living British Columbia(3)

Legal Services Society

Other Sector(12)

BC Games Society

British Columbia Arts Council

British Columbia Assessment Authority

British Columbia Buildings Corporation

British Columbia Housing Management Commission

First Peoples’ Heritage, Language and Culture Council

Homeowner Protection Office

Provincial Rental Housing Corporation

The Royal British Columbia Museum Corporation

SELF–SUPPORTED CROWN CORPORATIONS AND AGENCIES

(GOVERNMENT ENTERPRISES)

RECORDED ON A MODIFIED EQUITY BASIS

BCIF Management Ltd(7)

British Columbia Hydro and Power Authority(7)

British Columbia Liquor Distribution Branch(8)

British Columbia Lottery Corporation(8)

British Columbia Railway Company(9)

British Columbia Transmission Corporation(7),(10)

Columbia Power Corporation(7)

Insurance Corporation of British Columbia(11)

Provincial Capital Commission(12)

(1) The Consolidated Revenue Fund has been allocated to the appropriate sector on the Consolidated Statement of Financial Position by Sector (page 74) and Operations by Sector (page 76).

(2) This organization reflects a government partnership amongst Canadian provinces and is proportionally consolidated based upon the province’s share (14.67%) of the total provincial contributions to the partnership.

(3) These organizations wound up operations during the fiscal year.

(4) This organization began operations during the fiscal year.

(5) This organization changed its name during the current year. It was formerly known as University College of the Cariboo.

(6) This organization changed its name during the current year. It was formerly known as Innovation and Science Council of British Columbia.

(7) BCIF Management Ltd., British Columbia Hydro and Power Authority, British Columbia Transmission Corporation and Columbia Power Corporation, are included in the Natural Resources and Economic Development Sector results.

(8) British Columbia Liquor Distribution Branch and British Columbia Lottery Corporation are included in the General Government Sector results.

(9) British Columbia Railway Company is included in the Transportation Sector results.

(10) This organization was previously consolidated in British Columbia Hydro and Power Authority’s financial statements.

(11) Insurance Corporation of British Columbia is included in the Protection of Persons and Property Sector results.

(12) Provinical Capital Commission is included in the Other Sector results.

Summary Financial Statements
Consolidated Statement of Financial Position by Sector
as at March 31, 2006

	In Millions
			Social	NR and				Debt	General
	Health	Education	Services	ED(1)	Transportation	Other(2)	PPP(3)	Servicing(4)	Government(5)	Adjustments(6)	Total
	$	$	$	$	$	$	$	$	$	$	$
Financial Assets

Cash and cash equivalents	276	1,464	1	177	27	145	9	790			2,889
Temporary investments	369	363	21	204		40	15				1,012
Accounts receivable	195	204	73	560	20	43	85	313	1,167	(58)	2,602
Inventories for resale	1	29		28		19	7		9		93
Due from the Province of British Columbia	324	106	3	5	37	14				(489)	0
Due from other governments	68	102	11	29	25	82	29		316		662
Due from self–supported Crown corporations and agencies				267					176		443
Equity in self–supported Crown corporations and agencies				2,048	117	15	1,242				3,422
Loans, advances and mortgages receivable	2	510		68	1	163	4		192	(17)	923
Other investments	157	1,484		452	76	40		18		(10)	2,217
Sinking fund investments		73			414	152		4,059		(639)	4,059
Loans for purchase of assets, recoverable from agencies								10,008		(3,092)	6,916
	1,392	4,335	109	3,838	717	713	1,391	15,188	1,860	(4,305)	25,238

	In Millions
			Social	NR and				Debt	General
	Health	Education	Services	ED(1)	Transportation	Other(2)	PPP(3)	Servicing(4)	Government(5)	Adjustments(6)	Total
	$	$	$	$	$	$	$	$	$	$	$
Liabilities

Accounts payable and accrued liabilities	2,009	1,052	204	839	268	288	262	695	1,115	(530)	6,202
Due to other governments	55	13		3		2	56		741		870
Due to Crown corporations, agencies and funds						102			42		144
Due to the Province of British Columbia	4	1	1	1		3				(10)	0
Deferred revenue	1,058	1,129		1,865	237	149	250	174	858	(46)	5,674
Employee pension plan									2		2
Taxpayer–supported debt	204	709	5	293	3,192	619	5	28,947	43	(3,739)	30,278
Self–supported debt								7,758			7,758
	3,330	2,904	210	3,001	3,697	1,163	573	37,574	2,801	(4,325)	50,928
Net assets (liabilities)	(1,938)	1,431	(101)	837	(2,980)	(450)	818	(22,386)	(941)	20	(25,690)

Non–financial Assets

Tangible capital assets	3,734	9,683	43	934	8,989	1,070	59		216	(9)	24,719
Prepaid capital advances		26								(26)	0
Prepaid program costs	152	21	3	303	9	29	1		14		532
Other assets	4	7		11	22		18	255		(2)	315
	3,890	9,737	46	1,248	9,020	1,099	78	255	230	(37)	25,566
Accumulated surplus (deficit)	1,952	11,168	(55)	2,085	6,040	649	896	(22,131)	(711)	(17)	(124)

(1)    Natural resources and economic development.

(2)    Includes housing, recreation and culture, and other activities which cannot be allocated to the specific sectors.

(3)    Protection of persons and property.

(4)    Debt servicing represents the financial impacts of activities related to management of the public debt.

(5)    General government includes the legislature, tax collection and administration, Canada Health and Social Transfer and Equalization transfers from the federal government, liquor and gaming profits, general administration and central agency services such as accounting, auditing, budgeting, insurance and risk management to all sectors.

(6)    Represents sectoral adjustments to conform to government accounting policies and to eliminate transactions between sectors.

Summary Financial Statements

Consolidated Statement of Operations by Sector

for the Fiscal Year Ended March 31, 2006

	In Millions
			Social	NR and				Debt	General
	Health	Education	Services	ED(1)	Transportation	Other(2)	PPP(3)	Servicing(4)	Government(5)	Adjustments(6)	Total
	$	$	$	$	$	$	$	$	$	$	$
Revenue

Taxation				28	463	63			15,875		16,429
Contributions from the federal government	58	479	51	60	26	192	88		4,832		5,786
Natural resources				4,567							4,567
Fees and licences	1,711	1,032		142	88	20	627		29		3,649
Contributions from the provincial government/ self–supported Crown corporations and agencies	345	236	33	293	17	310	191		1,715	(942)	2,198
Miscellaneous	630	1,119	28	115	51	223	188	1	137	(122)	2,370
Investment earnings	31	185	4	21	33	22	1	858	3	(210)	948
Total revenue	2,775	3,051	116	5,226	678	830	1,095	859	22,591	(1,274)	35,947

	In Millions
			Social	NR and				Debt	General
	Health	Education	Services	ED(1)	Transportation	Other(2)	PPP(3)	Servicing(4)	Government(5)	Adjustments(6)	Total
	$	$	$	$	$	$	$	$	$	$	$
Expense

Salaries and benefits	4,946	6,024	368	485	123	135	532		309		12,922
Government transfers	3,646	769	1,801	520	70	769	602		479	(640)	8,016
Operating costs	3,814	1,617	655	601	631	444	262		204	(297)	7,931
Interest	7	49		(4)	160	40		1,434		496	2,182
Amortization	365	481	10	33	368	46	19		52		1,374
Other	323	647	(1)	55	148	29	16		78	(833)	462
Operating expense	13,101	9,587	2,833	1,690	1,500	1,463	1,431	1,434	1,122	(1,274)	32,887
Surplus (deficit) for the year 2005/06	(10,326)	(6,536)	(2,717)	3,536	(822)	(633)	(336)	(575)	21,469	0	3,060
Surplus (deficit) for the year 2004/05	(9,293)	(6,462)	(2,602)	3,111	(804)	(595)	30	(672)	20,002	(19)	2,696

(1)    Natural resources and economic development.

(2)    Includes housing, recreation and culture, and other activities which cannot be allocated to the specific sectors.

(3)    Protection of persons and property.

(4)    Debt servicing represents the financial impacts of activities related to management of the public debt.

(5)    General government includes the legislature, tax collection and administration, Canadian Health and Social Transfer and Equalization transfers from the federal government, liquor and gaming profits, general administration and central agency services such as accounting, auditing, budgeting, insurance and risk management to all sectors.

(6)    Represents sectoral adjustments to conform to government accounting policies and to eliminate transactions between sectors.

Summary Financial Statements

Statement of Financial Position

for Self–supported Crown Corporations and Agencies

as at March 31, 2006

	In Millions
						Economic	2006	2005
	Utility(1)	Insurance(2)	Liquor(3)	Transportation(4)	Finance(5)	Development(6)	Total	Total(7)
	$	$	$	$	$	$	$	$
Assets

Cash and temporary investments	123	7,203		189	81	2	7,598	7,438
Accounts receivable	480	879	59		74		1,492	675
Inventories	136		71	22	5		234	195
Long–term investments	35	49					84	98
Sinking fund investments	846						846	992
Tangible capital assets	10,325	80	28	282	141	18	10,874	10,744
Other assets	1,345	53	7	45	9		1,459	1,252
	13,290	8,264	165	538	310	20	22,587	21,394

Liabilities

Accounts payable	1,332	5,523	161	10	134		7,160	6,483
Deferred revenue	1,987	1,499		282		5	3,773	3,335
Due to Province of BC	267				176		443	544
Debt due to Province of BC	7,526						7,526	7,612
Other long–term debt	130		4	129			263	256
	11,242	7,022	165	421	310	5	19,165	18,230
Equity

Investment by the CRF	296			107			403	403
Unremitted earnings—end of year	1,752	1,242		10		15	3,019	2,761
	2,048	1,242	0	117	0	15	3,422	3,164
Total Liabilities and Equity	13,290	8,264	165	538	310	20	22,587	21,394

(1)    British Columbia Hydro and Power Authority, British Columbia Transmission Corporation and Columbia Power Corporation.

(2)    Insurance Corporation of British Columbia.

(3)    British Columbia Liquor Distribution Branch.

(4)    British Columbia Railway Company.

(5)    British Columbia Lottery Corporation and BCIF Management Ltd.

(6)    Provincial Capital Commission.

(7)    British Columbia Hydro and Power Authority and the Insurance Corporation of British Columbia had a change in accounting policy. The province changed how it recorded rate regulated accounting for British Columbia Hydro and Power Authority. The Insurance Corporation of British Columbia changed its accounting policy to record unpaid claims on the discounted basis. Theses changes have resulted in assets increasing by $344 million, liabilities increasing by $399 million, equity decreasing by $55 million, revenues increasing by $34 million and expenses increasing by $112 million for 2004/05. These changes are made up of the following restatements: British Columbia Hydro and Power Authority assets increased by $349 million, liabilities increased by $438 million, equity decreased by $89 million, expenses decreased by $162 million; Insurance Corporation of British Columbia assets decreased by $5 million, liabilities decreased by $39 million, equity increased by $34 million, revenues increased by $34 million and expenses increased by $51 million.

Summary Financial Statements
Summary of Results of Operations and Statement
of Equity for Self–supported Crown Corporations and Agencies for the Fiscal Year Ended March 31, 2006

	In Millions
						Economic	2006	2005
	Utility(1)	Insurance(2)	Liquor(3)	Transportation(4)	Finance(5)	Development(6)	Total	Total(8)
	$	$	$	$	$	$	$	$

Revenue	4,548	3,790	2,269	119	2,261	3	12,990	11,941
Expense	4,266	3,599	1,469	109	1,346	3	10,792	9,383

Net Earning of self–supported corporations & agencies	282	191	800	10	915	0	2,198	2,558
Contributions paid to the CRF	(225)		(800)		(702)		(1,727)	(2,190)
Adjustments to contributions(7)					(213)		(213)	(73)
Increase(decrease) in unremitted earnings in self–supported Crown corps and agencies	57	191	0	10	0	0	258	295
Unremitted earnings—beginning of year	1,784	1,017				15	2,816	2,667
Adjustments to unremitted earnings(8)	(89)	34					(55)	(201)
Unremitted earnings—end of year	1,752	1,242	0	10	0	15	3,019	2,761
Investment by the CRF	296			107			403	403
Equity in self–supported Crown Corps and agencies for the year	2,048	1,242	0	117	0	15	3,422	3,164

(1)    British Columbia Hydro and Power Authority British Columbia Transmission Corporation and Columbia Power Corporation.

(2)    Insurance Corporation of British Columbia.

(3)    British Columbia Liquor Distribution Branch.

(4)    British Columbia Railway Company.

(5)    British Columbia Lottery Corporation and BCIF Management Ltd.

(6)    Provincial Capital Commission.

(7)    The adjustments are for British Columbia Lottery Corporation transfers to charities and local governments, which is shown as a recovery by the Consolidated Revenue Fund.

(8)    British Columbia Hydro and Power Authority and the Insurance Corporation of British Columbia had a change in accounting policy. The province changed how it recorded rate regulated accounting for British Columbia Hydro and Power Authority. The Insurance Corporation of British Columbia changed its accounting policy to record unpaid claims on the discounted basis. Theses changes have resulted in assets increasing by $344 million, liabilities increasing by $399 million, equity decreasing by $55 million, revenues increasing by $34 million and expenses increasing by $112 million for 2004/05. These changes are made up of the following restatements: British Columbia Hydro and Power Authority assets increased by $349 million, liabilities increased by $438 million, equity decreased by $89 million, expenses decreased by $162 million; Insurance Corporation of British Columbia assets decreased by $5 million, liabilities decreased by $39 million, equity increased by $34 million, revenues increased by $34 million and expenses increased by $51 million.

Summary Financial Statements

Consolidated Statement of Tangible Capital Assets(1)

for the Fiscal Year Ended March 31, 2006

	In Millions
	Land and				Computer
	Land		Highway	Transportation	Hardware/		2006	2005
	Improvements	Buildings	Infrastructure	Equipment	Software	Other(3)	Total	Total
	$	$	$	$	$	$	$	$
Historical Cost(2)

Opening Cost	2,140	16,187	11,012	2,655	1,637	4,385	38,016	36,223
Additions	86	1,326	700	44	355	569	3,080	2,323
Disposals and valuation adjustments	15	(209)	(9)	(4)	(113)	(183)	(503)	(530)
	2,241	17,304	11,703	2,695	1,879	4,771	40,593	38,016
Accumulated Amortization

Opening balance	(130)	(5,736)	(4,540)	(628)	(998)	(2,849)	(14,881)	(13,954)
Amortization expense	(10)	(432)	(314)	(48)	(213)	(357)	(1,374)	(1,324)
Effect of disposals and valuation adjustments	(16)	135		1	110	151	381	397
	(156)	(6,033)	(4,854)	(675)	(1,101)	(3,055)	(15,874)	(14,881)
Net book value for the year ended March 31, 2006	2,085	11,271	6,849	2,020	778	1,716	24,719

Net book value for the year ended March 31, 2005	2,010	10,451	6,472	2,027	639	1,536		23,135

(1)    This statement includes assets that are held on capital leases at March 31, 2006 at a net book value totalling $62 million (2005: $36 million) comprised of: heavy equipment $3 million (2005: $0 million); vehicles $41 million (2005: $26 million); computer hardware/software $6 million (2005: $4 million); buildings $2 million (2005: $3 million); ferries $6 million (2005: $0 million) and other assets $4 million (2005: $3 million).

(2)    Historical cost includes work–in–progress at March 31, 2006 totalling $1,999 million (2005: $1,208 million) comprised of: buildings $1,332 million (2005: $780 million); land improvements $23 million (2005: $9 million); highway infrastructure $511 million (2005: $326 million); transportation equipment $4 million (2005: $3 million); computer hardware/software $126 million (2005: $87 million); and specialized equipment $3 million (2005: $3 million). Work–in–progress is not amortized. Work–in–progress includes capitalized interest expense at March 31, 2006 totalling $13 million (2005: $7 million).

(3)    “Other” at net book value includes office furniture and equipment $470 million (2005: $448 million), vehicles $69 million (2005: $51 million), machinery $977 million (2005: $836 million) and miscellaneous $200 million (2005: $201 million).

Summary Financial Statements
Consolidated Statement of Guaranteed Debt(1)
as at March 31, 2006

Guaranteed debt represents debt of organizations that has been explicitly guaranteed or indemnified by the government under the authority of a statute as to net principal or redemption provisions. These organizations may include municipalities and other governments, private enterprises and individuals, and minority interests of provincial Crown corporations and agencies, and SUCH(2) sector entities.

	In Millions
	2006		2005
	Maximum		Maximum
	Guarantee	Net	Guarantee	Net
	Authorized	Outstanding(1)	Authorized	Outstanding(1)
	$	$	$	$
Taxpayer–supported Guaranteed Debt

Municipalities and other local governments:
Municipal Act debentures	1	1	1	1

Subtotal, municipalities and other local governments	1	1	1	1

Government services:
Homeowner Protection Act loan guarantees(3)	79	79	102	102

Subtotal, government services	79	79	102	102

Health and education:
Financial Administration Act student aid loans	16	16	29	29

Subtotal, health and education	16	16	29	29

Economic development:
Financial Administration Act:
Business Development Bank Guaranteed Program	1	1	1	1
Credit Enhancement Emergency Fund Guaranteed Program	1	1	2	2
Farm Distress Operating Loan Program	1	1	1	1
Feeder Association’s Loan Guarantee Program	10	4	10	4
Home Mortgage Assistance Program Act mortgages	9	6	11	7
Home Mortgage Assistance Program Act second mortgages(4)	1	1	1	1

Subtotal, economic development	23	14	26	16

Total taxpayer–supported guaranteed debt	119	110	158	148

Self–supported Guaranteed Debt

Total self–supported guaranteed debt(3), (5)	10	10	10	10

Grand total, all guaranteed debt	129	120	168	158
Provision for probable payout		(9)		(16)

Net total, all guaranteed debt	129	111	168	142

(1)    Sinking fund balances of $1 million (2005: $1 million) have been set aside for the repayment of debt obligations.

(2)    School districts, universities, colleges and health organizations.

(3)    See the financial statements of government organizations and enterprises for details of maturity dates, interest rates and redemption features of the outstanding debt of these Crown agencies.

(4)    The British Columbia Second Mortgage Program was sold to the Bank of Montreal in June 1989, with the condition that the province will buy back any mortgages which may become uncollectible in future years.

(5)    The government has unconditionally guaranteed the payment of principal and interest for $10 million (2004: 10 million) of debentures issued to the Canada Pension Plan Investment Fund.

Supplementary Information

(Unaudited)

The following unaudited supplementary information is intended to provide additional information to financial statement readers and includes:

a)                                      the impacts of the Crown corporations and the school districts, universities, colleges, institutes and health organizations (SUCH) sector on the province’s annual surplus (deficit);

b)                                     the Consolidated Staff Utilization;

c)                                      details of the Consolidated Revenue Fund; and

d)                                     the Provincial Debt Summary.

The purpose of this information is to report organizational impacts on the Summary Financial Statements, to reflect management accountability including appropriation control and to provide greater detail on the provincial debt.

The accounting policies applied for this unaudited information are different in some cases from the generally accepted accounting principles followed for the audited Summary Financial Statements. For example, in order to reflect different management accountabilities, the Consolidated Revenue Fund records prepaid capital advances, nets recoveries against expenses, nets sinking funds against debt and nets sinking fund earnings against interest expense. The Provincial Debt Summary figures include guaranteed debt in the calculation of total debt and calculate debt, interest costs and revenue as if the modified equity enterprises were consolidated on a line–by–line basis.

Adjusted Net Income of Crown Corporations,Agencies and the SUCH Sector(1)
for the Fiscal Year Ended March 31, 2006
(Unaudited)

	In Millions
					Contributions
					Paid To
					Consolidated
				Policy	Revenue	Adjusted
	Revenue	Expense	Net Income	Adjustments	Fund	Net Income
	$	$	$	$	$	$
Taxpayer–supported (Government Organizations)

BC Immigrant Investment Fund Ltd.	4	(2)	2			2
B.C. Pavilion Corporation	37	(37)		(1)		(1)
BC Games Society	2	(2)
BC Transportation Financing Authority	657	(604)	53	(168)		(115)
British Columbia Assessment Authority(2)	74	(73)	1			1
British Columbia Buildings Corporation	452	(398)	54	(7)		47
British Columbia Housing Management Commission	343	(343)		5		5
British Columbia Innovation Council(4)	57	(5)	52			52
British Columbia Securities Commission	30	(29)	1			1
British Columbia Transit	155	(155)		6		6
Canadian Blood Services	122	(121)	1			1
Columbia Basin Trust	31	(22)	9			9
Community Living British Columbia(5)	441	(441)		4		4
Creston Valley Wildlife Management Authority Trust Fund	1	(1)
Discovery Enterprises Inc					(4)	(4)
First Peoples’ Heritage, Language and Culture Council	2	(2)		1		1
Forestry Innovation Investment Ltd.	22	(22)		(2)		(2)
Homeowner Protection Office	28	(21)	7			7
Industry Training Authority	78	(79)	(1)	1
Land and Water British Columbia Inc.	18	(24)	(6)		(15)	(21)
Leading Edge Endowment Fund Society	10	(9)	1	(9)		(8)

	In Millions
					Contributions
					Paid To
					Consolidated
				Policy	Revenue	Adjusted
	Revenue	Expense	Net Income	Adjustments	Fund	Net Income
	$	$	$	$	$	$
Taxpayer–supported (Government Organizations)—Continued

Legal Services Society	71	(67)	4	1		5
Oil and Gas Commission	30	(29)	1	1		2
Organized Crime Agency of British Columbia Society	12	(13)	(1)	(1)		(2)
Partnerships British Columbia Inc.	12	(11)	1	(1)
Private Career Training Institutions Agency	4	(2)	2			2
Provincial Rental Housing Corporation	18	(11)	7	2		9
Rapid Transit Project 2000 Ltd.	30	(30)		9		9
The Royal British Columbia Museum Corporation	18	(19)	(1)			(1)
Tourism British Columbia	58	(57)	1	(1)
Vancouver Convention Centre Expansion Project				98		98
Vancouver Trade and Convention Centre Authority					(1)	(1)
Taxpayer–supported Crown corporations and agencies	2,817	(2,629)	188	(62)	(20)	106

SUCH Sector

School Districts	4,829	(4,629)	200	24		224
Universities	2,707	(2,522)	185	93		278
Colleges and Institutes	1,308	(1,269)	39	40		79
Health Authorities	8,790	(8,788)	2	10		12
Hospital Societies	707	(707)		6		6
SUCH sector	18,341	(17,915)	426	173	0	599
Net impact of taxpayer–supported Crown corporations, agencies and SUCH sector	21,158	(20,544)	614	111	(20)	705

	In Millions
					Contributions
					Paid To
					Consolidated
				Policy	Revenue	Adjusted
	Revenue	Expense	Net Income	Adjustments	Fund	Net Income
	$	$	$	$	$	$
Self–supported (Government Enterprises)

BCIF Management Ltd.	1	(1)
British Columbia Hydro and Power Authority	4,311	(4,045)	266		(223)	43
British Columbia Liquor Distribution Branch	2,269	(1,469)	800		(800)
British Columbia Lottery Corporation	2,261	(1,338)	923	(8)	(915)
British Columbia Railway Company(2)	119	(109)	10			10
British Columbia Transmission Corporation(3)	205	(192)	13			13
Columbia Power Corporation	32	(29)	3		(2)	1
Insurance Corporation of British Columbia(2)	3,790	(3,599)	191			191
Provincial Capital Commission	2	(2)
Net impact of self–supported Crown corporations and agencies	12,990	(10,784)	2,206	(8)	(1,940)	258

(1)          This schedule does not include inter–entity elimination entries.

(2)          The revenues and expenses reported for the British Columbia Assessment Authority, British Columbia Railway Company and Insurance Corporation of British Columbia include a stub period reversal of January–March 2005 and an inclusion of the stub period of January–March 2006.

(3)          This organization was previously consolidated as part of British Columbia Hydro and Power Authority.

(4)          This organization changed its name during the current year. It was formerly known as Innovation and Science Council of British Columbia.

(5)          This organization began operations during the fiscal year.

SUCH Statement of Financial Position(1),(2)
as at March 31, 2006
(Unaudited)

	In Millions
	Health
	Authorities &
	Hospital		Colleges and	School	2006	2005
	Societies(3)	Universities	Institutes	Districts	Total	Total
	$	$	$	$	$	$
Financial Assets

Cash and cash equivalents	252	303	183	617	1,355	1,264
Temporary investments	369	267	106	251	993	1,140
Accounts receivable	169	104	60	50	383	348
Inventories for resale		17	11		28	31
Due from Crowns corporations, agencies and funds	507	86	17		610	218
Due from other governments	38	22	2	8	70	78
Loans, advances and mortgages receivable		4			4	5
Other investments	125	1,421	58	9	1,613	1,480
Sinking fund investments		71	6		77	69

Financial assets before accounting adjustments	1,460	2,295	443	935	5,133	4,633
Policy and reclassification accounting adjustments	1	12	11	17	41	14

Financial assets	1,461	2,307	454	952	5,174	4,647

			In Millions
	Health
	Authorities &
	Hospital		Colleges and	School	2006	2005
	Societies(3)	Universities	Institutes	Districts	Total	Total
	$	$	$	$	$	$
Liabilities

Accounts payable and accrued liabilities	1,639	374	189	397	2,599	2,214
Due to other governments	19	4	1	8	32	18
Due to Crown corporations, agencies and funds	23				23	19
Deferred revenue	3,798	2,293	1,039	4,256	11,386	11,014
Taxpayer–supported debt	217	624	72	19	932	685

Liabilities before accounting adjustments	5,696	3,295	1,301	4,680	14,972	13,950
Policy and reclassification accounting adjustments	(1,030)	(516)	(337)	(81)	(1,964)	(1,840)

Liabilities	4,666	2,779	964	4,599	13,008	12,110

Net liabilities	(3,205)	(472)	(510)	(3,647)	(7,834)	(7,463)

Non–financial Assets

Tangible capital assets	3,892	3,051	1,250	5,362	13,555	12,600
Prepaid program costs	138	9	3	8	158	137
Other assets	2	2	1	4	9	6

Non–financial assets before accounting adjustments	4,032	3,062	1,254	5,374	13,722	12,743
Policy and reclassification accounting adjustments	(249)				(249)	(240)

Non–financial assets	3,783	3,062	1,254	5,374	13,473	12,503

Accumulated surplus (deficit)	578	2,590	744	1,727	5,639	5,040

(1)          School districts, universities, colleges, institutes, and health organizations.

(2)   This schedule does not include inter–entity elimination entries.

(3)          Included are assets of denominational health organizations. These organizations have a special relationship with government that provides them with significant autonomy. While their assets are consolidated, they are owned managed and operated by members of the Denominational Health Association.

SUCH Statement of Operations(1),(2)
for the Fiscal Year Ended March 31, 2006
(Unaudited)

	In Millions
	Health
	Authorities &
	Hospital		Colleges and	School	2006	2005
	Societies	Universities	Institutes	Districts	Total	Total
	$	$	$	$	$	$
Revenue

Contributions from the federal government	16	244	2	14	276	247
Fees and licences	204	571	321	135	1,231	1,150
Miscellaneous	9,249	1,744	975	4,657	16,625	15,317
Investment income	28	148	10	23	209	94

Total revenue	9,497	2,707	1,308	4,829	18,341	16,808

Expense

Health	9,487				9,487	8,491
Education		2,475	1,264	4,629	8,368	7,936
Interest	7	47	4		58	42

Total operating expense	9,494	2,522	1,268	4,629	17,913	16,469

Surplus (deficit) for the year before unusual items	3	185	40	200	428	339
Restructuring exit expense	(1)		(1)		(2)	(1)

Surplus (deficit) for the year 2005/06 before accounting adjustments	2	185	39	200	426	338
Policy and reclassification accounting adjustments	16	93	40	24	173	68

Surplus (deficit) for the year 2005/06	18	278	79	224	599	406

(1)   School districts, universities, colleges, institutes, and health organizations.

(2)   This schedule does not include inter–entity elimination entries.

Summary Financial Statements
Consolidated Staff Utilization
for the Fiscal Year Ended March 31, 2006(1)
(Unaudited)

				Variance
				2005/06	2005/06
	2005/06	2005/06	2004/05	Actual	vs
	Budget	Actual	Actual	To Budget	2004/05
Consolidated Revenue Fund(2)	27,259	26,501	26,859	(758)	(358)
Taxpayer–supported Crown corporations and agencies(3)	4,012	3,992	3,822	(20)	170
Total staff utilization	31,271	30,493	30,681	(778)	(188)

The table above provides a summary of full–time equivalent (FTE) employment.

(1)          Staff utilization is the full–time equivalent of the number of persons employed in the fiscal year whose salaries are paid by taxpayer–supported entities within the Summary Financial Statements.

(2)          See the unaudited Consolidated Revenue Fund schedules at www.fin.gov.bc.ca/pubs.htm for details outside these financial statements.

(3)          See Financial Statements of Government Organizations and Enterprises at www.fin.gov.bc.ca/pubs.htm for details outside these financial statements.

Consolidated Revenue Fund

Extracts

(Unaudited)

Consolidated Revenue Fund
Statement of Operations
for the Fiscal Year Ended March 31, 2006
(Unaudited)

	In Millions
	2006		2005
	Estimated (1)	Actual	Actual
	$	$	$
Revenue

Taxation	14,800	15,811	14,284
Contributions from the federal government	4,959	5,018	4,562
Natural resource	4,359	4,527	3,937
Other	2,409	2,392	2,426
Contributions from the Crown corporations	1,777	1,732	2,100
	28,304	29,480	27,309
Expense

Health(2)	11,684	11,717	10,833
Education(2)	7,113	7,178	6,909
Social services	2,788	2,670	2,570
Natural resources and economic development	1,548	1,575	1,521
Transportation(2)	804	811	1,700
Other	901	501	506
Protection of persons and property	1,052	1,217	1,042
Interest (2),(3)	684	593	677
General government	464	1,138	303
	27,038	27,400	26,061
Surplus (deficit) for the year before unusual items	1,266	2,080	1,248
Liquidation dividends		15
Surplus (deficit) for the year	1,266	2,095	1,248

(1) The estimated amount consists of the Main Estimates presented to the Legislative Assembly on September 14, 2005. It does not contain any appropriations granted in subsequent Supplementary Estimates.

(2) For 2005/06, interest expense of $448 million (2005: $450 million) is included in education expense, $134 million (2005: $146 million) is included in health expense and $124 million (2005: $126 million) is included in transportation expense.

(3) Interest expenses does not include the following: interest of $637.9 million (2005: $659 million) on cost of borrowing for relending to government bodies; interest of $0.6 million (2005: $7 million) on cost of unallocated borrowing under the Warehouse Borrowing Program; interest of $196 million (2005: $189 million) funded by sinking fund earnings; and, interest of $0.8 million (2005: $0.4 million) on cost of financial agreements entered into on behalf of government bodies. These amounts are not included because the interest expense and recovery are offsetting.

Consolidated Revenue Fund

Schedule of Net Revenue by Source

for the Fiscal Year Ended March 31, 2006

(Unaudited)

	In Millions
	2006		2005
	Estimated	Actual	Actual
	$	$	$
Taxation Revenue(1)

Personal income	5,489	5,838	5,051
Corporate income	1,219	1,428	1,256
Social service	4,173	4,326	4,099
Property	1,627	1,631	1,578
Fuel	479	486	480
Other	1,875	2,144	1,867
Commissions on collection of public funds	(38)	(32)	(31)
Valuation adjustments	(24)	(10)	(16)
Total taxation revenue	14,800	15,811	14,284

Contributions from the Federal Government

Canada health and social transfers	4,180	4,220	3,412
Federal Equalization program	590	590	979
Other contributions	189	208	171
Total contributions from the federal government	4,959	5,018	4,562

Natural Resource Revenue

Petroleum, natural gas and minerals	2,504	2,689	2,027
Forests	1,237	1,207	1,355
Water and other	630	632	557
Commissions on collection of public funds	(1)	(1)	(2)
Valuation adjustments	(11)
Total natural resource revenue	4,359	4,527	3,937

Other Revenue

Medical Services Plan premiums	1,432	1,461	1,472
Motor vehicle licences and permits	400	405	384
Other fees and licences	483	411	477
Investment earnings	39	48	43
Miscellaneous	241	223	212
Commissions on collection of public funds	(23)	(23)	(18)
Valuation adjustments	(163)	(133)	(144)
Total other revenue	2,409	2,392	2,426

	In Millions
	2006		2005
	Estimated	Actual	Actual
	$	$	$
Contributions from the Crown Corporations

Taxpayer-supported Crown corporations
British Columbia Buildings Corporation	17		20
Other		5
Total contributions from taxpayer–supported Crown corporations	17	5	20
Self–supported Crown corporations
British Columbia Hydro and Power Authority	302	223	339
British Columbia Liquor Distribution Branch	779	800	779
British Columbia Lottery Corporation	677	702	627
Other	2	2	335
Total contributions from self–supported Crown corporations	1,760	1,727	2,080
Total contributions from the Crown corporations	1,777	1,732	2,100
Net Consolidated Revenue Fund Revenue	28,304	29,480	27,309

Liquidation Dividends		15

Revenue Collected for and Transferred to Crown Corporations, Agencies and Other Entities(2)

BC Transportation Financing Authority	(440)	(430)	(427)
Greater Vancouver Transportation Authority (TransLink)	(275)	(271)	(265)
Rural area property taxes	(205)	(202)	(190)
Other Crown corporations, agencies and entities	(63)	(66)	(61)
Total	(983)	(969)	(943)

(1) Personal income tax and corporate income tax revenues are recorded after adjustment for tax credits. Personal income tax revenue was reduced by $123.5 million (2005: $120 million) and corporate income tax revenue was reduced by $206.3 million (2005: $172.3 million). The types of tax credits adjusting personal income tax and corporation income tax revenues are for foreign taxes, logging taxes, sales taxes, venture capital, film and production services, scientific and experimental development tax and mining flow-through share.

Personal income tax revenue was also reduced by $120.7 million (2005: $30.0 million) for the BC Tax Reduction introduced in February 2005.

Personal income tax revenue was further reduced by $38.1 million (2005: $49.6 million), representing that portion of the Family Bonus program payments that effectively reduce recipients’ tax liability.

Additional personal income tax and corporate income tax refunds are issued under the International Financial Activity Act. Personal income tax refunds were $0.4 million (2005: $0.3 million) and corporate income tax refunds were $4.1 million (2005: $3.2 million).

Property tax revenue was recorded net of home owner grants of $558 million (2005: $522 million).

(2) The revenue collected for and transferred to Crown corporations, agencies and other entities has not been included in their revenue sources.

Consolidated Revenue Fund
Schedule of Comparison of Estimated Expenses to Actual Expenses
for the Fiscal Year Ended March 31, 2006
(Unaudited)

	In Thousands
		Other
	Estimated	Authorizations	Total	Actual
	$	$	$	$
Special Offices, Ministries and Other Appropriations

Legislation	51,217		51,217	46,176
Officers of the Legislature	46,357		46,357	42,205
Office of the Premier	10,664		10,664	9,732
Aboriginal Relations and Reconciliation	34,468	112,000	146,468	144,631
Advanced Education	1,898,297	90,310	1,988,607	1,957,412
Agriculture and Lands	294,033	(80,876)	213,157	201,347
Attorney General	459,200	13,814	473,014	465,623
Children and Family Development	1,636,643	811	1,637,454	1,635,981
Community Services	260,960	7,318	268,278	264,162
Economic Development	444,061		444,061	437,004
Education	5,073,905		5,073,905	5,070,616
Employment and Income Assistance	1,354,960		1,354,960	1,327,187
Energy, Mines and Petroleum Resources	72,484	31,720	104,204	98,952
Environment	174,565	10,530	185,095	183,803
Finance	80,929	2,400	83,329	69,542
Forests and Range	855,620	14,925	870,545	824,984
Health	11,470,498		11,470,498	11,417,403
Labour and Citizens’ Services	192,838	2,561	195,399	190,870
Public Safety and Solicitor General	524,740	62,311	587,051	577,601
Small Business and Provincial Revenue	44,014		44,014	43,661
Tourism, Sport and the Arts	179,817	9,000	188,817	185,132
Transportation	829,091	10,645	839,736	839,422
Management of Public Funds and Debt	684,000		684,000	592,708
Contingencies (All Ministries) and New Programs(1)	320,000	(289,711)	30,289	30,000
BC Family Bonus	39,000		39,000	37,471
Commissions on Collection of Public Funds	1		1
Allowances for Doubtful Revenue Accounts	1		1
Environmental Appeal Board and Forest Appeals Commission	1,955		1,955	1,117
Forest Practices Board	3,607		3,607	3,548
Contingencies–Negotiating Framework Incentives (All Ministries)		1,000,000	1,000,000	709,710
Insurance and Risk Management Special Account				(7,811)
Unclaimed Property	75		75	75
Livestock Protection		110	110	110
Transfer from the Livestock Protection Special Account to the General Account		(110)	(110)	(110)
Total expense	27,038,000	997,758	28,035,758	27,400,264

	In Thousands
		Other
	Estimated	Authorizations	Total	Actual
	$	$	$	$
Summary of Appropriations

Voted expense	26,498,642	1,000,000	27,498,642	26,902,650
Statutory
Various Acts		125,662	125,662	125,662
Special Accounts	552,400	105,033	657,433	617,402
Inter–account transfers	(13,042)	(232,937)	(245,979)	(245,450)
Total expense by appropriation 2005/06	27,038,000	997,758	28,035,758	27,400,264

Total expense by appropriation 2004/05	25,009,000	1,568,854	26,577,854	26,060,877

(1) Budget for contingencies has been reallocated to ministries with approved access.

Consolidated Revenue Fund
Schedule of Financing Transaction Disbursements
for the Fiscal Year Ended March 31, 2006
(Unaudited)

	In Thousands
		Other
	Estimated	Authorizations	Total	Actual
	$	$	$	$
Special Offices, Ministries and Other Appropriations

Legislation	1,138	904	2,042	2,042
Officers of the Legislature	3,920		3,920	1,142
Office of the Premier	240		240	213
Aboriginal Relations and Reconciliation	3,643		3,643	1,325
Advanced Education	527,966		527,966	437,996
Agriculture and Lands	13,242		13,242	8,567
Attorney General	17,159	186	17,345	13,232
Children and Family Development	17,022		17,022	13,515
Community Services	5,650		5,650	599
Economic Development	50,855		50,855	50,127
Education	180,045		180,045	154,088
Employment and Income Assistance	17,507		17,507	4,566
Energy, Mines and Petroleum Resources	27,676	2,960	30,636	29,992
Environment	29,919	7,281	37,200	34,181
Finance	6,037		6,037	2,976
Forests and Range	107,190		107,190	77,670
Health	340,550	31,088	371,638	335,525
Labour and Citizens’ Services	80,464		80,464	58,944
Public Safety and Solicitor General	6,597		6,597	4,412
Small Business and Provincial Revenue	1,019,919	11,597	1,031,516	1,011,367
Tourism, Sport and the Arts	1,408	400	1,808	1,277
Transportation	43,799		43,799	36,018
Contingencies (All Ministries) and New Programs	50,000	(12,996)	37,004
Environmental Appeal Board and Forest Appeals Commission	15		15
Forest Practices Board	100		100	98
Insurance and Risk Management Special Account	20		20	9
Total financing transaction disbursements	2,552,081	41,420	2,593,501	2,279,881

Summary of Appropriations

Loans, investments and other requirements	467,527	5,903	473,430	353,862
Prepaid capital advances	700,800	31,088	731,888	703,890
Revenue collected for, and transferred to, other entities	982,720	3,525	986,245	969,456
Capital expenditures
Land and land improvements	26,241		26,241	23,618
Buildings and tenant improvements	15,784	547	16,331	14,779
Specialized equipment	17,497		17,497	13,266
Office furniture and equipment	7,123	357	7,480	8,646
Vehicles	24,727		24,727	35,215
Information systems	303,662		303,662	150,567
Road, bridges and ferries	6,000		6,000	6,582
Total financing transactions by appropriation	2,552,081	41,420	2,593,501	2,279,881

Consolidated Revenue Fund
Schedule of Write–offs, Extinguishments and Remissions
for the Fiscal Year Ended March 31, 2006
(Unaudited)

	In Millions
	Assets,
	Debts and	Debts and
	Obligations	Obligations	Remissions
	Written Off	Extinguished	Made
	$	$	$
Ministry

Advanced Education		33
Agriculture and Lands	7
Economic Development		4
Education	3
Employment and Income Assistance	15
Forests and Range	1
Health	59		4
Small Business and Revenue	21
Total 2005/06	106	37	4

Total 2004/05	207	6	11

This statement includes amounts authorized by sections 17, 18 and 19 of the Financial Administration Act. Amounts authorized for write–off, forgiveness or remission by other statutes are not shown separately in these financial statements.

This schedule is produced as required under Section 9(2)(d)(ii),(iii) and (iv) of the Budget Transparency and Accountability Act.

Provincial Debt

Summary

Overview of Provincial Debt
(Unaudited)

The provincial government, its Crown corporations, agencies and government organizations incur debt to finance operations and capital projects. Borrowing for operations is required when revenues fall short of expenditures and to meet other cash requirements such as loans and investments. Borrowing for capital projects finances the building of schools, hospitals, roads, public transit and other social and economic capital assets. As these investments provide essential services over several years, the government, like the private sector, borrows to fund these projects and amortizes the cost over the asset’s useful life.

Provincial debt is reported using two basic classifications: (1) taxpayer–supported debt; and (2) self–supported debt.

Taxpayer–supported Debt—includes government direct debt, which is incurred for government operating and capital purposes, and the debt of Crown corporations, agencies, school districts, universities, colleges, institutes and health organizations that require an operating or debt service subsidy from the provincial government, or that are fully consolidated in the Summary Financial Statements. Examples include debt of the BC Transportation Financing Authority and post–secondary institutions.

Self–supported Debt—includes the debt of commercial Crown corporations and agencies as well as the Warehouse Borrowing Program. Commercial Crown corporations and agencies generate sufficient revenues to cover interest costs and repay principal and may pay dividends to the province. The British Columbia Hydro and Power Authority is an example of a commercial Crown corporation. The Warehouse Borrowing Program is used to take advantage of borrowing opportunities in advance of requirements. Eventually, this debt is allocated to the province or Crown corporations and agencies. In the interim, the funds are invested at market rates.

The following provincial debt summary provides additional detailed information and related key indicators and benchmarks to allow a more informed assessment of the debt totals. A reconciliation is also provided to explain the differences between the Summary of Provincial Debt and the Summary Financial Statements.

The total provincial debt as at March 31, 2006 was $34,356 million, which consists of $33,977 million (net of $4,059 million sinking fund investments) in the Summary Financial Statements, together with $259 million in additional debt of self–supported Crown corporations and agencies and $120 million in additional guaranteed debt.

Provincial Debt
as at March 31, 2006
(Unaudited)

The accumulated provincial debt of $34,356 million has been incurred for various purposes as shown in Chart 1 below. Over the years, borrowing activity has contributed to economic development in the province and has provided resources to deliver health, education and social programs, and transportation infrastructure.

At March 31, 2006, taxpayer–supported debt totalled $27,175 million—including debt incurred for government operating purposes ($11,888 million), educational facilities ($7,276 million), health facilities ($2,447 million), transportation infrastructure ($4,815 million) and other debt ($749 million). Other debt is comprised mainly of British Columbia Buildings Corporation debt and debt relating to social housing.

At March 31, 2006, self–supported debt relating to commercial Crown corporations and agencies totalled $7,181 million. Commercial debt includes the debt of British Columbia Hydro and Power Authority and debt relating to Columbia River power projects.

Chart 1 – Provincial Debt as at March 31, 2006
In Millions/Percent of Total

(1) Operating debt includes a portion of highway infrastructure debt incurred prior to 1994/95, ferry infrastructure debt transferred in 1999/00 and amounts required to finance operating deficits.

Change in Provincial Debt(1)
(Unaudited)

Provincial debt decreased by $1,470 million in 2005/06; this included a decrease in taxpayer–supported debt of $1,482 million offset by an increase in self–supported debt of $12 million (see Chart 2 below).

Taxpayer–supported Debt—The decrease of $1,482 million was primarily due to a decrease of $2,593 million in government direct operating debt as a result of positive operating results at the Consolidated Revenue Fund level, mainly due to higher taxation and energy resource revenue, and reduced working capital requirements, offset by an increase of $467 million in capital debt in the education sector, $335 million in capital debt in the health sector, $222 million in capital debt in the transportation sector and $87 million in other taxpayer–supported Crown corporations and agencies.

Self–supported Debt—The increase of $12 million consists of a $37 million increase in British Columbia Transmission Corporation debt offset by decreases of $14 million for BC Hydro and Power Authority, $10 million for Columbia River power projects and $1 million for British Columbia Liquor Distribution Branch.

Chart 2 – Change in provincial debt for the year ended March 31, 2006

(1) Includes gross new borrowings plus changes in sinking fund balances, less debt maturities.

Reconciliation of Summary Financial Statements Surplus (Deficit)
to Change in Taxpayer–supported Debt and Total Debt
for the Fiscal Year Ended March 31, 2006
(Unaudited)

	In Millions
	2006	2005
	$	$

(Surplus) deficit for the year	(3,060)	(2,696)

Taxpayer–supported debt decreased by:
Non–cash expenses included in (surplus) deficit	(1,472)	(1,522)
Accounts receivable, accounts payable and other working capital net changes	(593)	554
	(2,065)	(968)

Taxpayer–supported debt increased by:
Self–supported Crown corporation and agency earnings in excess of contributions to the Consolidated Revenue Fund	258	295
Tangible capital asset net acquisitions	2,970	2,195
Net increases in loans, advances and investments	415	(197)
	3,643	2,293
Net increase (decrease) in taxpayer–supported debt	(1,482)	(1,371)
Taxpayer–supported debt–beginning of year	28,657	30,028
Taxpayer–supported debt—end of year	27,175	28,657
Self–supported debt(2)	7,181	7,169
Total debt(3)	34,356	35,826

Reconciliation of Total Debt to the Summary Financial Statements Debt
as at March 31, 2006
(Unaudited)

	In Millions
	2006	2005
	$	$
Total debt	34,356	35,826

Debt included as part of equity in self–supported Crown corporations and agencies	(259)	(263)
Contingent liabilities for debt of individuals and organizations that have been guaranteed by the province	(120)	(158)
Sinking fund investments	4,059	4,516
Summary Financial Statements debt	38,036	39,921

Comprised of:
Taxpayer–supported debt	30,278	32,032
Self–supported debt	7,758	7,889
Total debt(3)	38,036	39,921

(1) Comparative figures for the previous year have bee restated.

(2) See Summary of Provincial Debt, page 115.

(3) Total debt includes debt of self–supported Crown corporations and agencies, and debt of individuals and organizations guaranteed by the province.

Change in Provincial Debt,
Comparison to Budget
(Unaudited)

Provincial debt decreased by $1,470 million, compared to a budgeted increase of $84 million (per the Budget and Fiscal Plan presented in September 2005), for an improvement of $1,554 million. Chart 3 below shows the difference between the actual change in provincial debt and the budgeted change by major category. The decrease in taxpayer–supported debt was $1,099 million better than budget and the increase in self–supported debt was $155 million better than budget. In addition, the $300 million forecast allowance included in the budget was not required.

Taxpayer–supported debt decreased by $1,482 million, compared to a budgeted decrease of $383 million. The improvement of $1,099 million is due to: reduced government operating debt ($983 million) mainly due to higher than forecast taxation and energy resource revenues, reduced working capital requirements, lower than forecast capital spending on education, health and transportation infrastructure ($181 million); offset by higher than expected debt of other taxpayer–supported Crown corporations and agencies ($65 million).

Self–supported debt increased by $12 million, compared to a budgeted increase of $167 million, for an improvement of $155 million. The improvement is a result of reduced debt for British Columbia Hydro and Power Authority ($129 million) mainly due to lower than forecast capital debt requirements and lower debt of other self–supported Crown corporations and agencies ($26 million).

Chart 3 – Change in provincial debt (actual vs budget(1)) for the year ended March 31, 2006

(1) The $300 million forecast allowance is not included.

Interprovincial Comparison of Taxpayer–supported Debt
as a Percentage of Gross Domestic Product
(Unaudited)

Chart 4 below shows the ratio of each province’s taxpayer–supported debt as a percentage of their gross domestic product (GDP). The ratio of a province’s taxpayer–supported debt relative to its GDP highlights the ability of a province  service its debt load. This ratio is often used by investors and credit rating agencies when assessing a province’s investment quality. According to the Moody’s Investors Service Inc., British Columbia’s taxpayer–supported debt ratio is one of the lowest in Canada and this translates into a strong credit rating and relatively low debt servicing costs.

Chart 4 – Interprovincial comparison of taxpayer–supported debt as % of GDP

Per cent of GDP at March 31, 2006

Source: Moody’s Investors Service Inc., based on May 2006 estimates.

Interprovincial Comparison of Taxpayer–supported Debt
per Capita
(Unaudited)

Chart 5 shows the interprovincial taxpayer–supported debt per capita, which is the amount of taxpayer–supported debt owing for each resident in a province. According to Moody’s Investors Service Inc. (Moody’s), British Columbia has the second lowest taxpayer–supported debt per capita of all provinces.

Chart 5 – Interprovincial comparison of taxpayer–supported debt per capita

$ per capita at March 31, 2006

Source: Moody’s Investors Service Inc., based on May 2006 estimates.

Moody’s definition of taxpayer–supported debt is modestly different from the definition used by the Ministry of Finance. The financial community has not agreed upon a definition for taxpayer–supported debt. The definition which Moody’s uses is the closest to that employed by the ministry but, even then, there are small differences.  For example, in contrast to Moody’s, the ministry classifies self–supported university debt as taxpayer–supported debt because the institutions are taxpayer–supported entities. The value of presenting Moody’s debt indicators is that it provides an interprovincial comparison from a third party source, which is helpful for readers to understand the province’s relative performance and ranking.

More comprehensive information on the debt of the province and its Crown corporations and agencies is provided on the Debt Management Branch website. This detailed information can assist readers in assessing the province’s debt position.  The website is available on the Internet at: www.fin.gov.bc.ca/PT/dmb/index.shtml.

Report of the Office of the Auditor General of British Columbia

ON THE

SUMMARY OF PROVINCIAL DEBT,

KEY INDICATORS OF PROVINCIAL DEBT, AND

SUMMARY OF PERFORMANCE MEASURES

To the Legislative Assembly
of the Province of British Columbia

Preamble

Each year since 1995 the Auditor General has provided a special report to the Legislative Assembly on the accuracy of debt-related statements prepared by the Government.  For the 2005/06 fiscal year these statements are the Summary of Provincial Debt, Key Indicators of Provincial Debt, and Summary of Performance Measures.  Through these statements the Government reports on its debt management by presenting five years of information on provincial debt and debt indicators, and compares its actual results of performance measures to its target measures for the fiscal year ended March 31, 2006.

The three statements named above are prepared using a government reporting entity that is the same as that used in the Government’s Summary Financial Statements.  However, there are some differences in accounting principles used compared to the Summary Financial Statements. For example, in these statements the debt is calculated net of sinking fund assets, total provincial revenue includes the gross revenue of modified equity enterprises, and total provincial interest costs include the gross interest expense of modified equity enterprises.

The preparation of the three statements is the responsibility of the Government. My responsibility is to express an opinion on the accuracy of such information, based on the accounting conventions followed by the Government.

REPORT OF THE OFFICE OF THE AUDITOR GENERAL OF BRITISH COLUMBIA ON THE SUMMARY OF PROVINCIAL DEBT, KEY INDICATORS OF PROVINCIAL DEBT, AND SUMMARY OF PERFORMANCE MEASURES

Scope

I examined financial and other information included in the statements titled Summary of Provincial Debt as at March 31, 2002 through 2006, Key Indicators of Provincial Debt for the five fiscal years ended March 31, 2006, and Summary of Performance Measures for the two fiscal years ended March 31, 2006 in accordance with procedures I considered necessary in the circumstances.  These procedures include the verification of financial information extracted from financial statements audited by me or by other auditors whose work I have reviewed on a test basis.  These procedures also include confirming or assessing the reasonableness of the non-financial and statistical data used by the Government for the Province’s credit rating, population and gross domestic product; however, I did not perform an audit of such data.

Opinion

As a result of applying these procedures, I am of the opinion that the information included in the statements titled Summary of Provincial Debt as at March 31, 2002 through 2006, Key Indicators of Provincial Debt for the five fiscal years ended March 31, 2006, and Summary of Performance Measures for the two fiscal years ended March 31, 2006 are, in all significant respects, consistent with the sources from which they are extracted, and are presented in a consistent manner.

Disclaimer

I have not been associated with the development of the Government plans to manage provincial debt, nor have I audited them.  This is the responsibility of the Government.  My responsibility is limited to examining the information included in the statements specifically referred to in the above scope paragraph.

Victoria, British Columbia	Errol Price, CA
June 16, 2006	Deputy Auditor General

2

Summary of Provincial Debt(1)
as at March 31

	In Millions
	2006	2005	2004	2003	2002
	$	$	$	$	$
Taxpayer–supported Debt

Provincial government direct operating(2),(3)	11,888	14,481	15,694	15,447	13,779
Education(4)
Schools	4,588	4,483	4,409	4,333	4,126
Post–secondary institutions	2,688	2,326	2,112	1,791	1,717
	7,276	6,809	6,521	6,124	5,843
Health facilities(4)	2,447	2,112	2,215	2,146	2,075
Highways, ferries and public transit
BC Transportation Financing Authority	2,686	2,474	2,764	2,661	2,514
British Columbia Ferry Corporation(3)					19
British Columbia Transit	80	78	83	87	79
Public transit(4)	904	906	914	930	936
SkyTrain extension(4)	1,145	1,135	1,119	1,105	1,044
Rapid Transit Project 2000 Ltd				3	47
	4,815	4,593	4,880	4,786	4,639
Other
British Columbia Buildings Corporation	246	241	317	456	596
Social housing(5)	189	133	156	161	299
Homeowner Protection Office	110	130	129	123	113
Other(6)	204	158	116	182	190
	749	662	718	922	1,198
Total taxpayer–supported debt	27,175	28,657	30,028	29,425	27,534

Self–supported Debt

Commercial Crown corporations and agencies
British Columbia Hydro and Power Authority	6,892	6,906	7,040	6,784	6,670
British Columbia Transmission Corporation	37
British Columbia Railway Company(2)			477	494	614
Columbia River power projects(7)	247	257	215	118	120
Columbia Power Corporation				47	64
British Columbia Liquor Distribution Branch	5	6	7	9	13
	7,181	7,169	7,739	7,452	7,481
Warehouse Borrowing Program					1,067
Total self–supported debt	7,181	7,169	7,739	7,452	8,548
Total provincial debt	34,356	35,826	37,767	36,877	36,082

(1)  Debt is after deductions of sinking funds, unamortized discounts and unrealized foreign exchange gains/(losses), and excludes accrued interest. Government direct and fiscal agency debt accrued interest is reported in the government’s accounts as an accounts payable.

(2)  Effective July 19, 2004, the provincial government assumed responsibility for the fiscal agency loans of the British Columbia Railway Company ($463 million).

(3)  Effective March 31, 2000, the provincial government assumed responsibility for the fiscal agency loans of the British Columbia Ferry Corporation ($1,080 million).

(4)  Represents province direct debt incurred for capital financing of education and health facilities and public transit infrastructure.

(5)  Includes debt of the British Columbia Housing Management Commission and the Provincial Rental Housing Corporation.

(6)  Includes debt of Land and Water British Columbia Inc., the Pacific National Exhibition, other taxpayer–supported Crown corporations and agencies and fiscal agency loans to local governments. Also includes student loan guarantees, loan guarantees to agricultural producers, and guarantees under economic development and home mortgage assistance programs.

(7)  Joint ventures of Columbia Power Corporation and Columbia Basin Trust.

Key Indicators of Provincial Debt(1)
for the Fiscal Years Ended March 31

	2006		2005	2004	2003	2002
	Budget
	Estimate	Actual	Actual	Actual	Actual	Actual
Debt to Revenue (per cent)

Total provincial	82.9	74.6	85.1	100.7	104.5	92.2
Taxpayer–supported	84.3	77.6	88.5	107.3	110.1	100.3

Debt per Capita ($)(2)

Total provincial	8,467	8,074	8,526	9,090	8,962	8,848
Taxpayer–supported	6,667	6,387	6,820	7,227	7,151	6,752

Debt to GDP (per cent)(3)

Total provincial	21.8	20.4	22.8	25.9	26.7	27.0
Taxpayer–supported	17.1	16.2	18.2	20.6	21.3	20.6

Interest Bite (cents per dollar of revenue)(4)

Total provincial	5.1	4.3	4.7	5.9	6.3	6.2
Taxpayer–supported	5.1	4.4	5.0	6.1	6.2	6.3

Interest Costs ($ millions)

Total provincial	2,210	1,992	1,986	2,220	2,237	2,431
Taxpayer–supported	1,722	1,526	1,622	1,695	1,669	1,733

Interest Rate (per cent)(5)

Taxpayer–supported	6.1	5.5	5.5	5.7	5.9	6.6

Background Information Revenue ($ millions)

Total provincial(6),(7)	43,337	46,076	42,076	37,495	35,280	39,127
Taxpayer–supported(8)	33,552	35,025	32,391	27,997	26,728	27,456

	2006		2005	2004	2003	2002
	Budget
	Estimate	Actual	Actual	Actual	Actual	Actual

Total Debt ($ millions)
Total provincial	35,910	34,356	35,826	37,767	36,877	36,082
Taxpayer–supported(9)	28,274	27,175	28,657	30,028	29,425	27,534
Provincial GDP ($ millions)(10)	165,022	168,011	157,241	145,948	138,252	133,514

Population (thousands at July 1)(11)	4,241	4,255	4,202	4,155	4,115	4,078

(1) Figures for prior years and the 2005/06 Budget have been restated to conform with the presentation used for fiscal 2005/06 and to include the effects of changes in underlying data and statistics.

(2) The ratio of debt to population (e.g., debt at March 31, 2006 divided by population at July 1, 2005).

(3) The ratio of debt outstanding at fiscal year end to provincial nominal gross domestic product (GDP) for the calendar year ending in the fiscal year (e.g., debt at March 31, 2006 divided by 2005 GDP).

(4) The ratio of interest costs (less sinking fund interest) to revenue. Figures include capitalized interest expense in order to provide a more comparable measure to outstanding debt.

(5) Weighted average of all outstanding debt issues.

(6) Includes revenue of the Consolidated Revenue Fund (excluding dividends from enterprises) plus revenue of all government organizations and enterprises.

(7) Total provincial revenue since 2002/03 has been amended to reflect a change in accounting policy for power utilities. Electricity trade activities that are supported by derivative purchases and sales are reported on a net basis (no bottom line impact). This resulted in a revenue decrease (and an offsetting decrease in expense) of $1.3 billion in 2002/03 and $1.1 billion in 2003/04 for the British Columbia Hydro and Power Authority. The amount for 2004/05 is unknown. Amounts for years before 2002/03 have not been restated due to lack of information. This restatement affects the calculation of two indicators: total provincial debt to revenue and total provincial interest bite.

(8) Excludes revenue of government enterprises, but includes dividends from enterprises paid to the Consolidated Revenue Fund.

(9) Excludes debt of commercial Crown corporations and agencies and funds held under the province’s Warehouse Borrowing Program.

(10) GDP for the calendar year ending in the fiscal year (e.g., GDP for 2005 is used for the fiscal year ending March 31, 2006).

(11) Population at July 1st within the fiscal year (e.g., population at July 1, 2005 is used for the fiscal year ending March 31, 2006).

Summary of Performance Measures(1)
for the Fiscal Year Ended March 31, 2006

	2006	2006	2005
	Target	Actual	Actual
Provincial credit rating(2)	Aa1	Aa1	Aa1
Taxpayer–supported debt to GDP ratio(2)	Annually reduce the debt to GDP ratio	Target achieved 16.2%	18.2%
Taxpayer–supported debt service costs as a percentage of revenue(2)	2nd lowest	2nd lowest	2nd lowest

(1) Performance measures as presented in the Ministry of Finance Service Plan Update in September 2005.

(2) Moody’s Investors Service Inc., based on May 2006 estimates. The debt to gross domestic product (GDP) and debt service costs as a percentage of revenue performance measures represent interprovincial comparisons.

Definitions

(Unaudited)

Consolidated Revenue Fund—includes the taxpayer–supported activities of the General Fund and special funds of the government through which the government delivers central government programs. It does not include the activities of government operated through Crown corporations and agencies or the school districts, universities, colleges, institutes and health organizations (SUCH) sector.

Consolidation—the methods used to combine the results of Crown corporations and agencies and the SUCH sector entities with the Consolidated Revenue Fund. The two methods used are:

(i) Full or Proportional Consolidation—the accounts of the Crown corporation, agency or SUCH sector entity are adjusted to a basis consistent with the accounting policies of the government. The operating result and financial position of the Crown and SUCH entities are combined with those of the Consolidated Revenue Fund on a “line–by–line” basis. Inter–entity accounts and transactions are eliminated upon consolidation. Proportional consolidation differs from full consolidation in that only the government’s portion of operating and financial results of a joint venture is combined with those of the Consolidated Revenue Fund on a “line-by-line” basis.

(ii) Modified Equity Consolidation—the original investment of the government in the Crown corporation, agency or SUCH sector entity is initially recorded at cost and adjusted annually to include the net earnings/losses and other net equity changes of the entity. There is no adjustment to conform to government accounting policies. Since the government ensures the ongoing activities of self–supported Crown corporations and agencies, full account is taken of losses in these entities, even when cumulative losses exceed the original investment. Accounts and transactions between self–supported entities are not eliminated; however, profit elements included in such transactions, including certain increases in contributed surplus, are eliminated.

Debt has a variety of meanings:

(i) Gross debt—the par value of the debt, unamortized discount and premiums, and unrealized foreign exchange gains or losses.

(ii) Net debt—gross debt less sinking fund investments.

(iii) Provincial debt—net debt plus guaranteed debt and debt directly incurred by modified equity entities.

Deficit—the meaning is dependent upon the statement to which it applies:

(i) Consolidated Statement of Financial Position: Accumulated Deficit—the amount by which the total liabilities of the government exceeds its total assets.

(ii) Consolidated Statement of Operations: Annual Deficit—the amount by which the total annual expenses for the operating year exceed total annual revenues (see “Surplus” definition).

Entitlement—a government transfer that must be made if the recipient meets specified eligibility criteria. Entitlements are non–discretionary in the sense that both eligibility criteria and the amount of the payment are prescribed in a statute or regulation.

Financial assets—assets on hand at the end of the accounting period, including cash and assets that are readily convertible into cash and are not intended for consumption in the normal course of activities. These assets could be liquidated to discharge existing liabilities or finance future operations. Financial assets could include sinking fund investments held to pay debt at maturity.

Government business partnership—a government partnership that has all the following characteristics:

(i) is a separate legal entity with the power to contract in its own name and that can sue or be sued;

(ii) has been delegated the financial and operational authority to carry on a business;

(iii) sells goods and/or services to individuals and organizations outside the government reporting entity as its principal activity; and

(iv) can, in the normal course of its operation, maintain its operations and meet its liabilities from revenue received from sources outside the government reporting entity.

Government partnership—a contractual arrangement between the government and a party or parties outside the government reporting entity that has all the following characteristics:

(i) the partners cooperate toward achieving significant, clearly defined common goals;

(ii) the partners make a financial investment in the government partnership;

(iii) the partners share control of decisions related to the financial and operating policies of the government partnership on an ongoing basis; and

(iv) the partners share, on an equitable basis, significant risks and benefits associated with the operation.

Government transfers—transfer of money from government to an individual, organization or another government from which the government making the transfer does not:

(i) receive any goods or services directly in return;

(ii) expect to be repaid in the future; nor

(iii) expect a financial return.

Grants—a government transfer made at the sole discretion of the government. The government has the discretion to decide whether or not to make the grant, any conditions to be complied with, the amount of the grant and the recipient of the grant.

Net liabilities—the amount by which the total liabilities of the government exceed its total financial assets. The separate calculation of this number on the Consolidated Statement of Financial Position is unique to financial statements for Canadian senior governments. This calculation excludes non–financial assets such as buildings and prepaid expenses.

Provincial government direct debt—combines the government direct operating debt and the debt incurred to finance education, health facilities and public transit. This combined portfolio represents the debt for which the government has direct responsibility for the associated debt service costs.

Self–supported Crown corporations and agencies—all Crown corporations and agencies that are accountable for the administration of their financial affairs and resources either to a minister of the government or directly to the legislature and are owned or controlled by the government. In addition, they must also carry on a business that sells goods and/or services to persons outside the government reporting entity as their principal activity and maintain operations and meet liabilities from revenue received outside the government reporting entity in the normal course of operations. This also includes the government’s interest in government business partnerships.

Sinking funds—a pool of cash and investments earmarked to provide resources for the redemption of debt.

Summary accounts—the financial position and operating result of the government reporting entity including the Consolidated Revenue Fund, Crown corporations, agencies and SUCH sector entities; the amounts represented by the Summary Financial Statements of the government.

Surplus—meaning is dependent upon the statement to which it applies:

(i) Consolidated Statement of Financial Position: the accumulated surplus is the amount by which the total assets of the government exceeds its total liabilities.

(ii) Consolidated Statement of Operations: the annual surplus is the amount by which the total annual revenues for the operating year exceed total annual expenses (see “Deficit” definition).

Taxpayer-supported Crown corporations and agencies and SUCH sector entities—all Crown corporations and agencies and entities outside the Consolidated Revenue Fund that meet the criteria of control (by the province) as established by generally accepted accounting principles. In addition, they must not meet the criteria for being self–supported. This also includes the government’s interest in government partnerships that are not government business partnerships.

Transfers under agreements (including shared cost)—a government transfer that is a reimbursement of eligible expenditures pursuant to an agreement between the government and the recipient. The recipient usually spends the money first; however, the government has some input into how the money is spent.

Acronyms
(Unaudited)

AiP	Agreement in Principle
APAC	Accounting Policy Advisory Committee
BCHMC	British Columbia Housing Management Commission
BCRC	British Columbia Railway Corporation
BC Hydro	British Columbia Hydro and Power Authority
BCT	British Columbia Transit
BTAA	Budget Transparency and Accountability Act
CHMC	Canada Housing and Mortgage Corporation
CHST	Canada Health and Social Transfer
CICA	Canadian Institute of Chartered Accountants
CN	Canadian National Railway Company
CRF	Consolidated Revenue Fund
ICBC	Insurance Corporation of British Columbia
FAA	Financial Administration Act
FRAS	Financial Reporting and Advisory Services
FTE	Full–time equivalent
GAAP	Generally accepted accounting principles (for senior governments as recommended by the Public Sector Accounting Board of the Canadian Institute of Chartered Accountants)
GRE	Government reporting entity
GVTA	Greater Vancouver Transportation Authority
Health Accord	February 2003 First Ministers’ Accord on Health Care Renewal
MPA	Multi–party agreement
OAG	Office of the Auditor General
OCG	Office of the Comptroller General
OIC	Order in Council
PHSA	Provincial Health Services Authority
PSAB	Public Sector Accounting Board
RTP	Rapid Transit Project 2000 Ltd.
SUCH	School districts, universities, colleges, institutes and health organizations
TCA	Tangible capital assets
UBC	University of British Columbia
VANOC	Vancouver Organizing Committee for the 2010 Olympic and Paralympic Winter Games